Exhibit 10.2

EXECUTION COPY

PURCHASE AGREEMENT

among

IOWA TELECOMMUNICATIONS SERVICES, INC., as Issuer,

The Guarantors named herein

and

CIBC WORLD MARKETS CORP.

and the other Purchasers named herein

Dated as of March 26, 2004

Relating to:

$66,000,000 Aggregate Principal Amount of

Senior Subordinated Notes due 2007

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	(c) Chief Financial Officer Certificates	32
	(d) Auditors’ Reports	33
	(e) Other Information	33
	(f) Notice of Default or Event of Default	33
	(g) Additional Information to Holders of Other Indebtedness	33
	(h) Budget	33
	(i) Litigation	34
	(j) Authorizations and Operating Licenses	34

SECTION 7

OTHER AFFIRMATIVE COVENANTS

7.01.	Payment of Principal, Premium and Interest	34
7.02.	Preservation of Corporate Existence and Franchises	34
7.03.	Maintenance of Properties	34
7.04.	Taxes	35
	(a) Payment of Taxes	35
	(b) Tax Returns	35
	(c) Contest Provisions	35
7.05.	Books, Records and Access	35
7.06.	Compliance with Law; Payment of Obligations	36
	(a) Compliance with Law	36
	(b) Payment of Obligations	36
7.07.	Insurance	36
7.08.	Minimum Liquidity	36
7.09.	2003 Audit	36

SECTION 8

NEGATIVE COVENANTS

8.01.	Stay, Extension and Usury Laws	37
8.02.	Indebtedness; Certain Equity Securities	37
8.03.	Liens	38
8.04.	Fundamental Changes	39
8.05.	Investments, Loans, Advances, Guarantees and Acquisitions	39
8.06.	Asset Sales	41
8.07.	Sale and Leaseback Transactions	41
8.08.	Hedging Agreements	42
8.09.	Restricted Payments; Certain Payments of Indebtedness	42
8.10.	Transactions with Affiliates	42
8.11.	Restrictive Agreements	43
8.12.	Amendment of Material Documents	43
8.13.	Payments for Consents	44
8.14.	Additional Subsidiary Guarantees	44

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		Page

SECTION 11

EVENTS OF DEFAULT

11.01.	Events of Default	51
11.02.	Remedies	53
11.03.	Waiver of Past Defaults	54

SECTION 12

REDEMPTION

12.01.	Right of Redemption	55
12.02.	Mandatory Redemption	55
12.03.	Partial Redemptions	55
12.04.	Notice of Redemption	56
12.05.	Deposit of Redemption Price	56
12.06.	Notes Payable on Redemption Date	56
12.07.	Notes Redeemed in Part	57

SECTION 13

SUBSIDIARY GUARANTEES

13.01.	Subsidiary Guarantees	57
13.02.	Execution and Delivery of Subsidiary Guarantees	58
13.03.	Limitation on Guarantor Liability	58

SECTION 14

SUBORDINATION OF SUBSIDIARY GUARANTEE

14.01.	Guarantee Obligations Subordinated to Senior Indebtedness	59
14.02.	Payment Over of Proceeds Upon Dissolution, etc.	59
14.03.	Suspension of Guaranteed Obligations When Senior Indebtedness in Default	60
14.04.	Subrogation	61
14.05.	Guarantee Subordination Provisions Solely to Define Relative Rights	62
14.06.	No Waiver of Subordination Provisions	62
14.07.	Reliance on Judicial Order or Certificate of Liquidating Agent	63
14.08.	No Suspension of Remedies	63

SECTION 15

SUBORDINATION OF NOTES

15.01.	Notes Subordinated to Senior Indebtedness	63

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EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Subsidiary Guarantee
Exhibit C	-	Form of Supplemental Agreement
Exhibit D	-	Form of Officer’s Certificate
Exhibit E	-	Form of Secretary’s Certificate
Exhibit F	-	Form of Opinions

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SCHEDULES

Schedule A - Information Relating to Purchasers

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PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of March 26, 2004, by and among IOWA TELECOMMUNICATIONS SERVICES, INC., an Iowa corporation (the “Company”), IOWA TELECOM COMMUNICATIONS, INC., an Iowa corporation, IOWA TELECOM DATA SERVICES, L.C., an Iowa limited liability company, and IOWA TELECOM TECHNOLOGIES, LLC, an Iowa limited liability company (each a “Guarantor” and, collectively, the “Guarantors”). CIBC WORLD MARKETS CORP. (“CIBC”), and the other Purchasers named herein (together with CIBC, the “Purchasers” and each, a “Purchaser”). The Company and the Guarantors are herein collectively referred to as the “Issuers”.

RECITALS

WHEREAS, the Company proposes to redeem (the “Preferred Stock Refinancing”) for cash $125.0 million of its Series A mandatorily redeemable convertible preferred stock and all accumulated dividends thereunder (the “Preferred Stock”), and after such redemption, no other shares of Preferred Stock will be outstanding.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company has agreed to sell to each Purchaser, and each Purchaser, acting severally and not jointly, has agreed to purchase from the Company, $66,000,000 in aggregate principal amount of the Company’s unsecured Senior Subordinated Notes due 2007 in the form of Exhibit A hereto (the “Notes”).

WHEREAS, the obligations of the Company under this Agreement and the Notes will be guaranteed (the “Subsidiary Guarantees”) by the Guarantors, such Subsidiary Guarantees to be in the form of Exhibit B hereto.

WHEREAS, the Issuers have duly authorized the creation and issuance of the Notes and the Subsidiary Guarantees, as applicable, and the execution and delivery of this Agreement.

WHEREAS, all things necessary to make this Agreement, the Notes (when issued and delivered hereunder) and the Subsidiary Guarantees (when validly endorsed on the Notes) valid and binding obligations of each applicable Issuer in accordance with their respective terms have been done.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.01. Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Additional Company Information” is defined in Section 9.02.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” is defined in Section 17.04.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority (including any Environmental Law and any laws pertaining to health or safety) applicable to the Company, any of its Subsidiaries or any of their property or operations.

“Audit Date” means December 31, 2003.

“Authorizations” means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from any Governmental Authority.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state bankruptcy, insolvency, reorganization or other law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company or a Subsidiary of the Company, as the case may be, or any authorized committee of such Board of Directors.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person; (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and (iii) any rights, warrants or options exchangeable for or convertible into any of the foregoing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, 42 U.S.C. § 9601 et. seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means (a) the failure by INS, to own, directly or indirectly, beneficially and of record, Equity Interests in the Company representing at least 57.2% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in the Company (other than as a result of the exercise of stock options authorized under the Company’s existing stock option plan as in effect at the Closing Time); (b) the failure by FS to own, directly or indirectly, beneficially and of record, Equity Interests in the Company representing at least 28.1% of each of the aggregate ordinary voting power and aggregate equity value represented by issued and outstanding Equity Interests in the Company (other than as a result of the exercise of stock options authorized under the Company’s existing stock option plan as in effect at the Closing Time); (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company, (ii) appointed by directors so nominated, nor (iii) designated or nominated by INS or FS; or (d) the acquisition of direct or indirect Control of the Company by any Person or group other than INS or FS; provided, however, that a Change of Control under clause (a) or (b) shall not be deemed to have occurred solely as a result of any transfer of Equity Interests in the Company between INS and FS, so long as the relative participation on the Company’s Board of Directors by INS’ and FS’s nominees or appointees is not modified, and the rights of each of INS and FS under the Stockholders’ Agreement are not modified or amended.

“Closing Time” is defined in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” is defined in Section 4.02.

“Communication Liability” means any liability, contingent or otherwise (including any liability for damages, costs, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Communications Law, (b) the generation or use of communications, (c) exposure to communications or radio frequency emissions or (d) any contract, agreement or other consensual agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Communications Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority (including but not limited to the FCC and the IUB), relating in any way to the offering or provision of communications.

“Company” shall have the meaning assigned in the preamble to this Agreement and its successors and permitted assigns.

“Company Financial Statements” is defined in Section 4.06.

“Company Party” is defined in Section 4.04(c).

“Confidential Information” is defined in Section 17.11.

“Confidential Information Memorandum” means a Confidential Information Memorandum of the Company in form and substance satisfactory to CIBC delivered to CIBC in connection with the syndication of the Notes, including amendments or supplements thereto, any exhibits thereto and the documents incorporated therein, in the most recent form that has been prepared and delivered by the Company to CIBC in connection with the syndication of the Notes. Further, any reference to the Confidential Information Memorandum shall be deemed to refer to and include any Information furnished by the Company prior to the completion of the syndication of the Notes.

“Contract” is defined in Section 4.05.

“Control” means, except as provided by the Shareholders Agreement or the bylaws of the Company, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Person” is defined in Section 16.02(a).

“Credit Agreement” means the Credit Agreement dated as of June 30, 2000 among the Company, the lenders party thereto and RTFC, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified or restated from time to time under a credit agreement in compliance with Section 8.12 (but excluding any refinancing or replacement thereof as a result of a Refinancing Transaction).

“Credit Agreement Agent” means the agent under the Credit Agreement from time to time.

“Custodian” is defined in Section 11.01.

“Default” means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute an Event of Default.

“Disclosure Schedule” means all numbered Schedules to this Agreement.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event: (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise in whole or in part, in each case on or prior to the first anniversary of the Maturity Date; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock; or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Maturity Date.

“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (other than, in any such case, any Federal or state laws relating to fraudulent transfers).

“Environmental Action” means (a) any action, suit, written demand, written claim, written notice of non-compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement pursuant or relating to any Environmental Law or Hazardous Material, including, without limitation, (i) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (ii) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief, and (b) any investigation, monitoring, removal, remediation or corrective activities undertaken pursuant to any Environmental Law or relating to any Hazardous Material by or on behalf of the Company or any of its Subsidiaries, whether or not such activities are carried out voluntarily.

“Environmental Law” means the common law, any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or written agency interpretation relating to pollution or protection of the environment, public health and safety or natural resources, including, without limitation, those relating to the generation, use, handling, transportation, treatment, storage, disposal or release of Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any options warrants or other rights to acquire such Equity Interests, but excluding any debt securities convertible into such Equity Interests.

“Equity Issuance” means any issuance of Equity Interests by the Company; provided that Equity Issuance shall not include the issuance of Equity Interests to employees of the Company as compensation in the ordinary course of business and consistent with historical practice.

“Equity Investee” is defined in Section 4.03.

“ERISA Affiliate” is defined in Section 4.12(b).

“ERISA” is defined in Section 4.12(a).

“Event of Default” is defined in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“FCC” means the United States Federal Communications Commission or any successor agency thereof.

“FS” means FS Private Investments III LLC, and any parallel investment fund, manager, general partner, managing member or limited partner of the foregoing that has co-invested in the Company as of the Closing Date, excluding, for purposes of this definition, BancBoston Ventures, Inc. and Teachers Insurance and Annuity Association of America.

“Fee Letter” means the fee letter dated as of March 8, 2004 between the Company and CIBC.

“Fixed Rate” is defined in Section 10.02(b)(i).

“Floating Rate” is defined in Section 10.02(b)(i).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means (a) the government of the United States or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary or (c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to, any such government.

“guarantee” or “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Payment Blockage Notice” is defined in Section 14.03(b).

“Guarantee Payment Blockage Period” is defined in Section 14.03(b).

“Guarantors” means the Subsidiaries listed as guarantors to this Agreement and any other Subsidiary which is a guarantor of the Notes, including any Person that executes or is required after the Closing Time to execute a guarantee of the Notes pursuant to the covenant described under Section 8.14 until a successor replaces such party pursuant to the applicable provisions of this Agreement and, thereafter, shall mean such successor.

“Hazardous Materials” means any pollutant, containment, waste, chemical, substance, constituent or material, including, without limitation, any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, subject to regulation, or which can give rise to liability, under Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holder” or “Noteholder” means a Person in whose name a Note is registered on the Security Register.

“ING” means (a) FS, (b) ING Furman Selz Investors III LP, (c) ING Barings Global Leveraged Equity Plan Ltd., (d) ING Barings U.S. Leveraged Equity Plan LLC, and (e) any parallel investment fund, manager, general partner, managing member or limited partner of any of the foregoing that has co-invested in the Company as of the Closing Date.

“INS” means Iowa Network Services, Inc., an Iowa corporation.

“IUB” means the Iowa Utilities Board.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, under repurchase agreements or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the

Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Person” is defined in Section 16.02(a).

“Information” is defined in Section 9.06(c).

“Initial Guarantee Blockage Period” is defined in Section 14.03(b).

“Institutional Accredited Investors” means institutional accredited investors as defined in Rule 501 (a)(l), (2), (3) or (7) of Regulation D of the Securities Act.

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Payment Date” is defined in Exhibit A.

“Issuers” shall have the meaning assigned in the preamble of this Agreement and their successors and assigns.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, a pledge or assignment under a pledge or security agreement, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means a material adverse effect on (a) the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform any of its material obligations under any of the Transaction Documents, or (c) the validity or enforceability of any Transaction Document.

“Material Contracts” means any agreements, contracts or arrangements between the Company or its Subsidiaries, on the one hand, and any third parties, on the other, that are material to the business, management, operations, affairs, condition (financial or otherwise), properties, assets, prospects or results of operations of the Company and its Subsidiaries, taken as a whole.

“Maturity”, when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption, mandatory redemption or otherwise (including in connection with any offer to purchase that this Agreement requires the Company to make).

“Maturity Date” means March 26, 2007.

“Minimum Liquidity Amount” means at the date of determination (i) $15,000,000 plus (ii) the amount by which all trade payables outstanding as of such date exceeds the average amount of the Company’s trade payables at the end of each of the thirty-six months ending on December 31, 2003.

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereto.

“MPUC” means Missouri Public Utilities Commission.

“Net Proceeds” means, with respect to any event, the cash proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received net of the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Company and the Subsidiaries to third parties in connection with such event, and (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Senior Indebtedness (other than Notes) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries, and the amount of any reserves established by the Company and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Company).

“Non-Payment Default” means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of the Senior Indebtedness.

“Noteholder” means a Person in whose name a Note is registered on the Security Register.

“Notes” has the meaning specified in the second recital to this Agreement.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means any principal, premium, interest and other liabilities payable by the Company or any of its Subsidiaries under or in respect of this Agreement, the Notes or the Subsidiary Guarantees.

“Officer” means, with respect to any Person, the President, Chief Executive Officer, the Chief Financial Officer, Vice President or Treasurer of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by an Officer of such Person; provided, however, that every Officer’s Certificate with respect to compliance with a covenant or condition provided for in this Agreement shall include (i) a statement that the Officer making or giving such Officer’s Certificate had read such condition and any definitions or other provisions contained in this Agreement relating thereto and (ii) a statement at to whether, in the opinion of the signer, such condition has been complied with.

“Operating Licenses” means all material licenses, permits and other approvals issued by the FCC, IUB, MPUC or transferred to the Company or any Subsidiary, including any paging, mobile telephone, specialized mobile radio, microwave or other license.

“outstanding”, when used with respect to the Notes, means, as of the date of determination, all Notes theretofore executed and delivered under this Agreement, except:

(i) Notes theretofore cancelled by the Company or delivered to the Company for cancellation;

(ii) Notes for whose payment or redemption money in the necessary amount has been theretofore set aside by the Company with a third party in trust for the holders of such Notes; provided that if such Notes are to be redeemed, notice of such redemption has been duly given as provided in this Agreement; and

(iii) Notes which have been paid pursuant to Section 10.08 or in exchange for or in lieu of which other Notes have been executed and delivered pursuant to this Agreement, other than any such Notes in respect of which there shall have been presented to the Company proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company, any Guarantor or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Required Holders the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company, any Guarantor or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Payment Blockage Notice” is defined in Section 15.03(b).

“Payment Blockage Period” is defined in Section 15.02(b).

“Payment Default” means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of or premium, if any, or interest on or any other amount payable in connection with the Senior Indebtedness (whether at stated maturity upon acceleration or otherwise).

“Pension Plan” is defined in Section 4.12(b).

“Permits” means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted.

“Permitted Acquisition” means any acquisition, to the extent such acquisition occurred after the Closing Time of all or substantially all the assets of, or shares or other Equity Interests in, a Person or division or line of business of a Person that is engaged in a reasonably related (ancillary or complementary) line of business or lines of business, as reasonably determined by the Board of Directors of the Company (or any subsequent investment made in a previously acquired Permitted Acquisition), that was not preceded by an unsolicited tender offer for such Person, if immediately after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable law, (c) a majority of the Equity Interests of any acquired or newly formed corporation, partnership, association or other business entity are owned directly by the Company or a Guarantor and all actions required to be taken, if any, with respect to such acquired or newly formed subsidiary under Section 8.14 shall have been taken, and (d) any acquired or newly formed subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 8.02).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 7.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 7.06(b);

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 11.01 (g); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 or a foreign bank that has a combined capital and surplus and undivided profits of not less than $125,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) contributions to or investments related to the Company’s obligations under deferred compensation plans and pension and benefit plans, which plans have been approved by the Company’s Board of Directors; and

(f) the RTFC Certificates and other obligations of and investments in RTFC and any of its Affiliates.

“Permitted Junior Securities” means (i) equity securities or (ii) subordinated debt securities of the Company as reorganized or readjusted or securities of the Company or other company, trust, corporation or partnership provided for by a plan of reorganization or readjustment, that, in the case of any such subordinated debt securities, are junior or the payment of which is otherwise subordinate, at least to the extent provided in this Agreement with respect to the Notes, to the payment and satisfaction in full in cash of all Senior Indebtedness of the Company at the time outstanding, and to the payment of all securities issued in exchange therefore, to the holders of the Senior Indebtedness at the time outstanding, provided that if the holders of the Senior Indebtedness have not been paid in full, in cash or cash equivalents on the date of consummation of any such plan of reorganization or readjustment, the holders of any such Senior Indebtedness not so paid in full in cash or cash equivalents shall have consented to any such plan of reorganization or readjustment.

“Permitted Telecommunications Investments” means, at any time when the UNE-Platform is unavailable to the Company and its Subsidiaries, any contribution by the Company to the equity capital of any Telecommunication Subsidiary of telecommunications assets to be utilized by such Telecommunication Subsidiary to service areas existing as of the time the UNE-Platform becomes unavailable.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” is defined in Section 4.12(a).

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note.

“Preferred Stock Refinancing” has the meaning specified in the first recital to this Agreement.

“principal amount” means, when used with respect to any particular Note, the principal amount of such Note at its Stated Maturity.

“property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PUHCA” is defined in Section 4.15.

“Purchase Price” is defined in Section 2.02.

“Purchaser” is defined in the preamble to this Agreement.

“Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A.

“Qwest” means Qwest Communications International Inc.

“RCRA” means Resource Conservation and Recovery Act, as amended.

“Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Agreement. For any redemption pursuant to Section 12.02, the Redemption Date shall be the date specified in such section.

“Redemption Premium” means, in connection with any redemption of the Notes, the following redemption premiums applicable to such redemption (expressed as a percentage of the principal amount of Notes being redeemed), if redeemed during the twelve-month period beginning on March 26 of each year listed below:

Year	Redemption Premium
2004	3.00%
2005	2.00%
2006 and thereafter	0.00%

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Agreement.

“Refinancing Indebtedness” is defined in the definition of Refinancing Transaction.

“Refinancing Transaction” means any refinancing or replacement or repayment (through amendment or otherwise) of the Credit Agreement in whole either (i) out of the proceeds of an issuance of Equity Interests of the Company or a sale or disposition of any assets of the Company or any of its Subsidiaries or (ii) through the incurrence of Indebtedness by the Company or any Subsidiary (“Refinancing Indebtedness”) that, in the case of this clause (ii), results in (A) the RTFC holding less than 20% of the principal amount of such Refinancing Indebtedness, or (B) the RTFC not being the administrative agent under such Refinancing Indebtedness.

“Regular Record Date” is defined in Section 10.05.

“Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as it may be amended from time to time.

“Required Holders” means Noteholders holding more than 50% of the aggregate principal amount of outstanding Notes.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary,

or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revolver Termination Date” is defined in Section 7.09.

“RTFC” means Rural Telephone Finance Cooperative, a South Dakota cooperative association.

“RTFC Certificates” means the subordinated capital certificates of RTFC, in the original principal amount of $50,000,000.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto.

“Securities Act” mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Security Register” has the meaning given to such term in Section 10.06(a).

“Senior Indebtedness” means the principal of and premium, if any, and interest on Indebtedness of the Company or any Guarantor under the Credit Agreement (including, without limitation, any interest accruing subsequent to the filing of a petition (or similar initiating action) in bankruptcy, reorganization or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim under applicable state, federal or foreign law), and any and all other fees, expense reimbursement obligations and indemnification amounts (whether existing at the Closing Time or thereafter created or incurred) due by the Company or any Guarantor under the Credit Agreement. Notwithstanding the foregoing, (i) Indebtedness incurred in violation of this Agreement shall not be Senior Indebtedness and (ii) if any amendment is made to the Credit Agreement in violation of Section 8.12(A), the Credit Agreement will cease to constitute Senior Indebtedness.

“Shareholders Agreement” means, individually and collectively, the Stockholders and Registration Rights Agreement, dated June 30, 2000, between INS, ING and the other stockholders named therein and the Stock Purchase Agreement, dated June 30, 2000, between INS, ING and the other stockholders named therein.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed as the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity” means, with respect to any Note or any installment of interest thereon, the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest is due and payable.

“Subsequent Purchaser” is defined in Section 4.13(a).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantees” is defined in the third recital to this Agreement.

“Synthetic Lease Obligations” means, for any Person, obligations under any lease of any property that is not a capital lease in accordance with GAAP and in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes.

“Tax Returns” means all reports and returns required to be filed on or before the Closing Time with respect to the Taxes of the Company and its Subsidiaries including, without limitation, consolidated federal income tax returns of the Company and its Subsidiaries.

“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, estimated, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges and (b) any Taxes (defined in (i) above) for which the Company or any of its Subsidiaries is liable (a) as a transferee, (b) as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written, or (c) under Treas. Reg. §1.1502-6 or any comparable provision of state or local tax law.

“Telecommunications Subsidiaries” means any Subsidiaries formed by the Company, 100% of the Equity Interests of which are owned by the Company, and which are engaged in whole or in part in the business of switched voice services as a competitive local exchange carrier.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

“Transaction Documents” means collectively, this Agreement, the Notes, the Subsidiary Guarantees and all certificates, instruments, financial and other statements and other documents made or delivered in connection herewith and therewith.

“Transactions” means the transactions provided for in, or contemplated by, the Transaction Documents.

“UNE-Platform” means the unbundled network element platform provided by Qwest authorized by the FCC or the IUB to provide facilities and services to the Company and its Subsidiaries.

“United States” shall have the meaning assigned to such term in Regulation S.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Company or another Wholly Owned Subsidiary.

1.02. Computation of Time Periods. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.03. Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.

SECTION 2

AUTHORIZATION, ISSUANCE AND SALE OF SECURITIES

2.01. Authorization of Issue. The Company has authorized the issue and sale of $66,000,000 in aggregate principal amount of the Notes, each Note to be in the form of Exhibit A hereto. Each Guarantor has authorized the issue of its Subsidiary Guarantee of the Notes, each such Subsidiary Guarantee to be in the form of Exhibit B hereto.

2.02. Sale. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Purchaser, and each Purchaser, acting severally and not jointly, agrees to purchase from the Company, the aggregate principal amount of Notes set forth in Schedule A opposite the name of such Purchaser at 100% of the principal amount thereof (the “Purchase Price”).

2.03. Closing. The purchase and sale of Notes pursuant to this Agreement shall occur at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005-1702, at 9:00 a.m., New York City time, on March 26, 2004, or such other time as shall be agreed upon by the Purchasers and the Company (such time and date of payment and delivery being herein called the “Closing Time”). At the Closing Time, the Company will deliver to each Purchaser one or more certificates for the Note to be purchased by such Purchaser at the Closing Time, in such denominations (in any integral multiple of $1,000 principal amount) as such Purchaser may request, dated the Closing Time and registered in such Purchaser’s name (or the names of affiliates of such Purchaser designated for purchase), against payment by such Purchaser to the Company or to its order by wire transfer of immediately available funds in the amount of the Purchase Price to be paid by such Purchaser therefor to such bank account or accounts as the Company may request in writing at least two Business Days prior to the Closing Time.

SECTION 3

CONDITIONS TO CLOSING

Each Purchaser’s several obligation to purchase and pay for the Notes to be purchased by it at the Closing Time is subject to the satisfaction or waiver by such Purchaser prior to or at the Closing Time of each of the conditions specified below in this Section 3:

3.01. Representations and Warranties. Each of the representations and warranties of the Issuers in this Agreement and in each of the other Transaction Documents shall be true and correct when made and at and as of the Closing Time as if made on and as of the Closing Time (unless expressly stated to relate to a specific earlier date) in which case such representations and warranties shall be true and correct as of such earlier date.

3.02. Performance; No Default Under Other Agreements. The Issuers and each of their respective Subsidiaries, to the extent parties hereto or thereto, shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and each of the other Transaction Documents required to be performed or complied with by any of them prior to or at the Closing Time, and after giving effect to the issue and sale of the Notes and the other Transactions (and the application of the proceeds thereof as contemplated by Section 4.17 hereof and the other Transaction Documents) no Default or Event of Default shall have occurred and be continuing and no default or event of default shall have occurred and be continuing under any of the other Transaction Documents.

3.03. Compliance Certificates.

(a) Officer’s Certificate. Each of the Issuers shall have delivered to the Purchasers an Officer’s Certificate, dated the Closing Time, in substantially the form of Exhibit D hereto, certifying that the conditions specified in Sections 3.01, 3.02, 3.05, 3.06, 3.07, 3.08, 3.10, 3.11 and 3.13 have been fulfilled.

(b) Secretary’s Certificate. Each of the Issuers shall have delivered to the Purchasers a certificate in substantially the form of Exhibit E hereto certifying as to such Issuer’s certificate of incorporation, bylaws and resolutions attached thereto, the incumbency and signatures of certain officers of such Issuer, and other corporate proceedings of such Issuer relating to the authorization, execution and delivery of the Notes or the Subsidiary Guarantee, as applicable to such Issuer, this Agreement and the other Transaction Documents to which such Issuer is a party.

3.04. Opinions of Counsel. Such Purchaser shall have received the favorable opinions in form and substance satisfactory to each Purchaser dated the Closing Time, from Dorsey & Whitney LLP and Dechert LLP, counsel for the Issuers, and the general counsel of the Issuers, substantially in substantially the form set forth in Exhibit F and as to such other matters as each Purchaser may reasonably request.

3.05. Changes in Corporate Structure. None of the Issuers nor any of their respective Subsidiaries shall have changed their respective jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person at any time following the Audit Date and there shall have occurred no event which constitutes a Change of Control of the Company and the Company shall not have entered into any agreement or understanding which, if consummated, would constitute a Change of Control of the Company.

3.06. Amendment to the Credit Agreement. The Company and the lender thereunder shall have entered into an amendment (the “Amendment”) to the Credit Agreement on terms and conditions and pursuant to documentation satisfactory to each Purchaser.

3.07. No Adverse Events. No change shall have occurred since the Audit Date, and no additional information shall have been disclosed to or discovered by the Purchasers (including, without limitation, information contained in any review or report required to be provided to them in connection herewith), which the Purchasers determine has had or could reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole.

3.08. Financial Information. The Purchasers shall have received the completed draft audited financial statements of the Company for the year ended December 31, 2003 and shall be reasonably satisfied with such financial statements. The Purchasers shall have received a pro forma consolidated balance sheet for the Company and its Subsidiaries as of December 31, 2003 after giving effect to the Transactions, including the issuance of the Notes and the use of the proceeds thereof, which has been certified by the chief financial officer of the Company and which is in form and substance satisfactory to each Purchaser.

3.09. Proceedings and Documents. All corporate and other proceedings in connection with the Transactions and the other transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident to the transactions and the terms thereof, shall be reasonably satisfactory to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

3.10. Purchase Permitted by Applicable Law, etc. At the Closing Time, such Purchaser’s purchase of the Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which it is subject, (b) not violate any Applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any Applicable Law, which Applicable Law was not in effect on the date hereof.

3.11. Available Cash. The Company shall have at least $37.0 million of cash available, together with the net proceeds of the offering of the Notes, to consummate the Preferred Stock Refinancing.

3.12. Transaction Documents in Force and Effect; Information.

(a) Preferred Stock Refinancing. The Company shall have entered into documentation with the holder of the Preferred Stock that is satisfactory to each Purchaser to consummate the Preferred Stock Refinancing with the proceeds of the Notes on terms and conditions satisfactory to each Purchaser (it being understood that the draft form of Stock Purchase Agreement provided to CIBC on March 7, 2004 is satisfactory).

(b) Transaction Documents. Each Purchaser shall have received true and correct copies of all Transaction Documents and (i) such documents (A) shall have been duly executed and delivered by the parties thereto, (B) shall be in form and substance reasonably satisfatory to such Purchaser and (C) shall be valid and legally binding obligations of the parties thereto enforceable against each of them in accordance with their respective terms, subject to the Enforceability Exceptions, and (ii) there shall have been no material amendments, alterations, modifications or waivers of any provision thereof since the date of this Agreement.

(c) Accuracy of Information. All information, including, without limitation, the Confidential Information Memorandum, furnished by the Issuers and their respective representatives to the Purchasers or any Holder on or prior to the Closing Time with respect to the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Issuers and their respective Subsidiaries and the Transactions shall be accurate and complete in all material respects and not misleading.

3.13. No Violation; No Legal Constraints; Consents, Authorizations and Filings, etc.

(a) The consummation by the Issuers and their respective Subsidiaries of the Transactions shall not contravene, violate or conflict with any Applicable Law, except for violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect.

(b) All consents, authorizations and filings, if any, required in connection with the execution, delivery and performance by each of the Issuers and their respective Subsidiaries of the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect, except for such consents, authorizations and filings the failure of which to obtain or make, individually or in the aggregate, do not and would not have a Material Adverse Effect.

(c) There shall be no inquiry, injunction, restraining order, action, suit or proceeding pending or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person which, in the opinion of the Purchasers, (i) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or which seeks to enjoin or seek damages against any Issuer or any of its Subsidiaries or any Purchaser as a result of the Transactions, including the issuance of the Notes, or (ii) relates to any of the Transactions and has or will have a material adverse effect on any Purchaser or (iii) alleges liability on the part of any Purchaser in connection with this Agreement, any other Transaction Documents or the Transactions or any of the other transactions contemplated hereby or thereby or (iv) would bar the issuance of the Notes or the use of the proceeds thereof in accordance with the terms of this Agreement and the other Transaction Documents.

3.14. Fees and Expenses. CIBC and its affiliates shall have been paid all fees, expenses and other amounts owed to them by the Company (including fees owed under this Agreement and the Fee Letter).

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE ISSUERS

Each Issuer, acting jointly and severally, represents and warrants to each Purchaser as of the date hereof and as of the Closing Time that:

4.01. Due Incorporation; Power and Authority. Each of the Company and each of its Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, other than any failures to so qualify or to be in good standing which, individually or in the aggregate, have not had and would not have a Material Adverse Effect, (c) has all requisite corporate power and authority to own, lease and operate its properties and to conduct its businesses as they are currently conducted, and (d) has all requisite corporate power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party.

4.02. Capitalization. Except as disclosed on Schedule 4.02 and except for the Preferred Stock being redeemed on the Closing Time, as of the date of this Agreement the authorized Capital Stock of the Company consists solely of 1,000,000 shares of its common stock, par value $.01 per share (the “Common Stock”), of which 250,854 shares were issued and outstanding. No shares of any class of the Capital Stock of the Company were held by the Company in its treasury or by the Company’s Subsidiaries. Except as disclosed on Schedule 4.02, since the Audit Date, the Company (i) has not issued any shares of any class of its Capital Stock and (ii) has not split, combined or reclassified any shares of any class of its Capital Stock. All the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights. Except as disclosed on Schedule 4.02, there are no securities of the Company or any of its Subsidiaries that are convertible into or exchangeable for shares of any Capital Stock of the Company or any of its Subsidiaries, and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, the Company or any of its Subsidiaries. Except as disclosed on Schedule 4.02, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards. Except as disclosed on Schedule 4.02, after the Closing Time, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of Capital Stock of the Company or its Subsidiaries. Except as disclosed on Schedule 4.02, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of the Company or any of its Subsidiaries. Except as disclosed on Schedule 4.02, as of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Common Stock) that entitle the holders thereof to vote with the stockholders of the Company or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

4.03. Subsidiaries. Schedule 4.03 correctly states as of the Closing Time (a) the name of each of the Company’s Subsidiaries and any other Person whose Capital Stock are owned, directly or indirectly, by the Company (each, an “Equity Investee”), (b) the name of each holder of each class of outstanding Capital Stock or other securities of the Company or any of its Subsidiaries or any Equity Investee and the nature and number of such securities held by such holder, and (b) the number of authorized, issued and treasury shares of each Subsidiary of the Company and each Equity Investee. The Company does not own or control, directly or indirectly, any Capital Stock or other interest or investment (whether equity or debt) in any Person other than the Capital Stock of its Subsidiaries and Equity Investees listed on Schedule 4.03. Each issued and outstanding share of Capital Stock of each Subsidiary and Equity Investee of the Company (a) has been duly authorized and validly issued and is fully paid and nonassessable and free of preemptive rights and (b) except for any Capital Stock of any Equity Investee not owned directly of indirectly by the Company as shown on Schedule 4.03, is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than the liens established under the Credit Agreement and Permitted Encumbrances.

4.04. Due Authorization, Execution and Delivery; Security.

(a) Agreement. This Agreement has been duly authorized, executed and delivered by each Issuer and constitutes a valid and legally binding obligation of each Issuer, enforceable against such Issuer in accordance with its terms, subject to the Enforceability Exceptions.

(b) Notes and Subsidiary Guarantees. The Notes to be purchased by the Purchasers from the Company are in the form contemplated by this Agreement, have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company at the Closing Time as provided herein, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions. The Subsidiary Guarantees endorsed on the Notes are in the form contemplated by this Agreement, have each been duly authorized for issuance pursuant to this Agreement by each of the Guarantors and, when the Notes are executed by the Company, and delivered to the Purchasers as provided for herein, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject to the Enforceability Exceptions.

(c) Other Transaction Documents. Each Transaction Document (other than those referred to in paragraphs (a) and (b) of this Section 4.04) to which any Issuer or any of its respective Subsidiaries is a party (each such party, a “Company Party”) (i) has been duly authorized, executed and delivered by each Company Party and (ii) constitutes a valid and legally binding obligation of each Company Party, enforceable against such Company Party in accordance with its terms, subject to the Enforceability Exceptions.

4.05. Non-Contravention; Authorizations and Approvals. Neither the Company nor any of its Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or comparable constituent or governing documents) or (ii) is in default (or, with the giving of notice, lapse of time or both, would be in default) under any note, bond, mortgage, indenture, deed of trust, loan or credit agreement, license, franchise, Permit, lease, contract or other agreement, instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its properties or assets is bound (including, without limitation, the Credit Agreement), or under which the Company or any of its Subsidiaries or any of its properties or assets is entitled to a benefit (each, a “Contract”), except for any such defaults that, individually or in the aggregate, have not had and would not have a Material Adverse Effect. None of (a) the execution and delivery by the Company or any of its Subsidiaries of any of the Transaction Documents to which it is a party, (b) the performance by any of them of their respective obligations thereunder, (c) the consummation of the transactions contemplated thereby or (d) the issuance and delivery of the Notes hereunder will: (i) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (or comparable constituent or governing documents) of the Company or any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any Lien upon any of the properties of the Company or any of its Subsidiaries under, or result in their being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any Contract; (iii) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority; or (iv) violate any Applicable Laws applicable to the Company, any of its Subsidiaries or any of their respective properties or assets.

4.06. Company Financial Statements. The Company has delivered to the Purchasers (collectively, the “Company Financial Statements”) (i) complete and correct copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2001 and 2002 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, including the footnotes thereto, certified by the Company’s independent certified public accountants and complete drafts of such financial statements as of and for the year ended December 31, 2003 and (ii) complete and correct copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of January 31, 2004 and 2003 and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the month then ended. Each of the consolidated balance sheets contained in the Company Financial Statements fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in the Company Financial Statements fairly presents the consolidated results of operations and income, retained earnings and stockholders’ equity or cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments that will not be material in amount or effect), in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as noted therein and subject to the lack of footnotes for interim financial statements. All projections provided by the Company to the Purchasers in connection with the Transactions have been prepared in good faith based on assumptions believed by management of the Company to be reasonable.

4.07. Absence of Undisclosed Liabilities or Events.

(a) Except as set forth in Schedule 4.07(a), neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent or otherwise, except for (i) liabilities and obligations in the respective amounts reflected or reserved against in the consolidated balance sheet as of the Audit Date included in the Company Financial Statements, (ii) borrowings under the Company’s existing revolving credit facility in the ordinary course of business or (iii) trade payables incurred in the ordinary course of business.

(b) Except as set forth in Schedule 4.07(b), (i) since the Audit Date there has been no change in the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company or its Subsidiaries except for changes that, individually or in the aggregate, have not had or would not have a Material Adverse Effect and (ii) there are no facts known to the Company that have had or would have a Material Adverse Effect that have not been set forth herein or in the Disclosure Schedule.

4.08. No Actions or Proceedings. Except as set forth in Schedule 4.08, there are no legal or governmental actions, suits or proceedings pending or, to each Issuer’s knowledge, threatened against or affecting the Company, any of its Subsidiaries, any of their respective directors or officers (in their capacities as such) or any of their respective properties or assets which, individually or in the aggregate, has had or would have a Material Adverse Effect or to prohibit, delay or materially restrict the consummation of any of the Transactions or the other transactions contemplated by this Agreement and the other Transaction Documents. To the knowledge of each Issuer, no Governmental Authority has notified the Company or any of its Subsidiaries of an intention to conduct any audit, investigation or other review with respect to the

Company or any of its Subsidiaries, except for those investigations or reviews which, individually or in the aggregate, have not had or would not have a Material Adverse Effect.

4.09. Title to Properties. Except as set forth in Schedule 4.09, each of the Company and its Subsidiaries has (a) good and marketable title to and fee simple ownership of, or a valid and subsisting leasehold interest in, all of its real property, and (b) good title to, or a valid and subsisting leasehold interest in, all of its equipment and other personal property, in each case free and clear of all Liens, except Liens created under the Credit Agreement and Permitted Encumbrances. Each of the Company and its Subsidiaries have paid or discharged, or reserved for, all lawful claims which, if unpaid, might become a Lien (other than a Permitted Encumbrance) against any property or assets of the Company or any of its Subsidiaries.

4.10. Intellectual Property Rights. Except as set forth in Schedule 4.10, each of the Company and its Subsidiaries owns or possesses all Intellectual Property reasonably necessary to conduct its businesses as now conducted, except where the expiration or loss of any of such Intellectual Property, individually or in the aggregate, would not have a Material Adverse Effect. To the best knowledge of each Issuer, (a) there is no infringement of, or conflict with, such Intellectual Property by any third party and (b) the conduct of their businesses as currently conducted do not infringe or conflict with any Intellectual Property of any third party, in each case other than any such infringements or conflicts which, individually or in the aggregate, have not had or would not have a Material Adverse Effect.

4.11. Taxes. Except as set forth in Schedule 4.11:

(a) all material Tax Returns that are required to be filed at or before the Closing Time by or with respect to the Company or any of its Subsidiaries, have been or will be timely filed at or before the Closing Time, and all such Tax Returns are or will be true and complete in all material respects;

(b) all material Taxes shown to be due on the Tax Returns referred to in clause (a) or otherwise due and payable have been or will be timely paid in full;

(c) full provision has been made on the financial statements of the Company and its Subsidiaries for the payment of material Taxes for which the Company or any of its Subsidiaries may be liable for the periods (or portions thereof) ending on or prior to the Closing Time that are not yet due and payable;

(d) no material adjustments or assessments relating to the Tax Returns referred to in clause (a) have been proposed in writing by the Internal Revenue Service of the appropriate state, local or foreign taxing authority and, to the best knowledge of the Company and its Subsidiaries, no such adjustment or assessment is pending or threatened;

(e) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending;

(f) no waivers of statutes of limitation have been given by or requested with respect to any material Taxes of the Company or any of its Subsidiaries;

(g) none of the Company or any of its Subsidiaries will be required, as a result of (i) a change in accounting method to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period ending at or after the Closing Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period ending at or after the Closing Time;

(h) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(i) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return other than a group in which the Company was the common parent;

(j) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries;

(k) neither the Company nor any of its Subsidiaries or any predecessors to any of such entities has made any consent under Section 341 of the Code with respect to such Issuer or any such Subsidiary; and

(1) all interest on debt issued by the Company pursuant to this Agreement (including original issue discount if any) will be deductible in full, as such interest accrues, by the Company for federal income tax purposes.

4.12. Employee Benefit Plans.

(a) There has been no failure by any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes (each a “Plan”) to comply with the applicable requirements of ERISA and the Code other than any such failures that, individually or in the aggregate, have not had and would not have a Material Adverse Effect. There is no material pending or, to the knowledge of any Issuer threatened, litigation relating to the Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA other than those that, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

(b) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001 (a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company, any of its Subsidiaries nor an ERISA Affiliate has contributed to a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(c) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401 (a)(29) of the Code.

(d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

(e) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as required by applicable law or as set forth on Schedule 4.12(e). The Company or the Subsidiaries, as applicable, may amend or terminate any such Plan at any time without incurring any liability thereunder.

4.13. Private Offering; No Integration or General Solicitation.

(a) Subject to compliance by each Purchaser with the representations and warranties set forth in Section 5 hereof and with the procedures set forth in Section 10 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to such Purchaser and to any Person to whom any Purchaser sells any of such Notes (each, a “Subsequent Purchaser”) in the manner contemplated by this Agreement to register the Notes under the Securities Act, or to qualify an indenture relating to the Notes under the TIA.

(b) The Company has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Notes and require the Notes to be registered under the Securities Act. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Purchasers, as to whom the Issuers make no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes. With respect to the Notes, if any, sold in reliance upon the exemption afforded by Regulation S: (i) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Purchasers, as to whom the Issuers make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Purchasers, as to whom the Issuers make no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

4.14. Eligibility for Resale Under Rule 144A. Subject to compliance by each Purchaser with the representations and warranties set forth in Section 5 hereof and with the procedures set forth in Section 10 hereof the Notes are eligible for resale pursuant to Rule 144A and will not, at the Closing Time, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

4.15. Status Under Certain Statutes. Neither the Company nor any of its Subsidiaries is or, after receipt of payment for the Notes and the consummation of the other transactions contemplated by the Transaction Documents, will be (a) subject to regulation under the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), the Federal Power Act or the Interstate Commerce Act, each as amended, (b) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or (c) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary” or a “holding company,” within the meaning of PUHCA.

4.16. Insurance. Each of the Company and its Subsidiaries is insured by financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate for its businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction and acts of vandalism.

4.17. Use of Proceeds; Margin Regulations. The Company will apply the proceeds from the sale of the Notes solely to consummate the Preferred Stock Refinancing. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U, or for the purpose of buying or carrying or trading in any securities. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.

4.18. Existing Indebtedness; Future Liens. Schedule 4.18 sets forth a complete and correct list of all Indebtedness of the Company and its Subsidiaries that will be outstanding immediately after the consummation of the Transactions, except for any such Indebtedness not so scheduled which, in the aggregate, does not exceed $50,000. Neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien that would be prohibited by this Agreement if incurred after the first issuance of Notes.

4.19. Compliance with Laws; Permits; Environmental Matters. Except as provided in Schedule 4.19, (a) each of the Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws and has all Permits material to the conduct of its business and all such Permits are in full force and effect, and no action or proceeding is pending or, to the best knowledge of the Issuers, threatened to revoke or limit any Permit, (b) all Environmental Actions have been resolved without ongoing obligations or costs, (c) no events or circumstances exist that could (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their currently owned or operated properties or (ii) cause any such properties to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, except for those which would not have a Material Adverse Effect, (d) (i) none of the properties currently or, to the knowledge of the Issuers, formerly owned or operated by the Company or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any similar list, (ii) there are no and, to the knowledge of the Issuers, never have been any underground storage tanks and related piping or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Company or any of its Subsidiaries or, to the knowledge of the Issuers, on any property formerly owned or operated by the Company or any of its Subsidiaries, (iii) there is no asbestos or asbestos-containing material on, at or in any property, facility or equipment currently owned or operated by the Company or any of its Subsidiaries and (iv) Hazardous Materials have not been released or disposed of on, at, under or from any property or facility currently or, to the knowledge of the Issuers, formerly owned or operated by the Company or any of its Subsidiaries, and (e) all Hazardous Materials transported to or from any property currently or, to the knowledge of the Issuers, formerly owned or operated by the Company or any of its Subsidiaries have been transported and disposed of in a manner which could not reasonably be expected to result in any liability to the Company or any of its Subsidiaries.

4.20. Solvency. Each of the Company and its Subsidiaries is, and after giving effect to the Transactions will be, Solvent.

4.21. Affiliate Transactions. Except as disclosed in Schedule 4.21(a): (a) there is no Indebtedness between the Company or any of its Subsidiaries, on the one hand, and any officer, stockholder, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other, (b) no such officer, stockholder, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company or any of its Subsidiaries which, individually or in the aggregate, are material to the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company and its Subsidiaries, (c) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services, or facilities to any such officer, stockholder, director or Affiliate which, individually or in the aggregate, are material to the business, management, operations, affairs, condition (financial or otherwise), assets, property, prospects or results of operations of the Company and its Subsidiaries, and (d) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate, and (e) no such officer, stockholder, director or Affiliate has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship.

4.22. No Changes to Applicable Law. To the best knowledge of the Issuers, no changes to Applicable Law affecting the Company or any of its Subsidiaries have occurred since the Audit Date or are currently pending or threatened, in each case other than those which have not had and would not reasonably be expected to have a Material Adverse Effect.

4.23. Brokerage Fees. Neither the Company nor any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the transactions contemplated hereby or by any other Transaction Documents.

4.24. Absence of Labor Dispute. Except as disclosed on Schedule 4.24, no labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the best knowledge of the Issuers, is imminent, and no Issuer is aware of any existing or imminent labor disturbance by the employees, principal suppliers, manufacturers, customers or contractors of the Company or any of its Subsidiaries, which, in any case, would have a Material Adverse Effect.

4.25. Regulatory Matters. Except as set forth on Schedule 4.25, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (a) has failed to comply with any Communications Law or to obtain, maintain or comply with any permit, license or other approval required under any Communications Law, (b) has become subject to any Communication Liability, (c) has received notice of any claim with respect to any Communication Liability or (d) knows of any basis for any Communication Liability.

4.26. Information and Projections. (a) All written information (other than projections) that has been made available to any Holder of the Notes by or on behalf of the Company (including any Confidential Information Memorandum) (the “Information”), when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, and (b) any projections that have been made available to any Holder have been prepared in good faith based upon assumptions believed by the Company to be reasonable.

SECTION 5

REPRESENTATIONS OF THE PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to the Issuers as of the date hereof and as of the Closing Time as follows:

5.01. Purchase for Investment.

(a) Such Purchaser is acquiring the Notes for its own account, for investment and not with a view to any distribution thereof within the meaning of the Securities Act.

(b) Such Purchaser understands that (i) the Notes have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act.

(c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(d) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

(e) Such Purchaser is a Qualified Institutional Buyer or an Institutional Accredited Investor.

SECTION 6

COVENANTS TO PROVIDE INFORMATION

Each Issuer covenants and agrees with each Purchaser and each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest and other obligations hereunder in respect thereof, shall have been paid in full:

6.01. Future Reports to Holders. The Company shall deliver to each Purchaser (for so long as such Purchaser holds any Notes) and each Holder:

(a) Quarterly Statements. As soon as available, but in any event within forty-five (45) days after the end of each quarter, duplicate copies of:

(i) consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and for the portion of the fiscal year ending with such quarter,

in each case setting forth in comparative form the figures for the corresponding periods in the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to periodic financial statements generally, and fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, subject to changes resulting from normal year-end adjustments that will not be material in amount or effect, and accompanied by a certificate of the chief financial officer of the Company to the foregoing effect.

(b) Annual Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, duplicate copies of:

(i) consolidated balance sheets of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such year,

in each case setting forth in comparative form the figures for the prior fiscal year, all in reasonable detail, prepared in accordance with GAAP, fairly presenting, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows, and accompanied by:

(A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion (i) shall state that such financial statements (other than consolidating statements) present fairly, in all material respects, the financial position of the Persons being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements (other than consolidating statements) has been made in accordance with generally accepted auditing standards in the United States, and that such audit provides a reasonable basis for such opinion in the circumstances, and (ii) shall not contain a “going concern” or like qualification, or any exception or other qualification arising out of the scope of the audit,

(B) a certificate of such accountants stating that they have reviewed this Agreement and, if applicable, stating further that based upon their work performed in connection with their examination of such financial statements, they are not aware of any Default or Event of Default specified in Section 11 or, if applicable, the corresponding section of the Indenture, or, if they are aware of any such Default or Event of Default, specifying the nature thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any such Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards), and

(C) a certificate of the chief financial officer of the Company stating that such financial statements have been prepared in accordance with GAAP applicable to periodic financial statements generally and fairly present, in all material respects, the financial position of the Persons being reported on and their results of operations and cash flows.

(c) Chief Financial Officer Certificates. Concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section 6.01, an Officer’s Certificate (of which one of the signatories shall be the chief financial officer of the Company) stating that, to the best of such Officer’s knowledge after due inquiry, each of the Company and its respective Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it (except as specified therein), and in the case of the certificate delivered to each Purchaser and the Noteholders, that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such Officer’s Certificate. The Purchasers shall have the right to request that any certificate required by the prior sentence show in reasonable detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of Section 8 of this Agreement.

(d) Auditors’ Reports. Promptly upon receipt thereof, copies of all final reports submitted to the Company or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit.

(e) Other Information. Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent to its securityholders or made available generally by the Company or any of its Subsidiaries and all regular and periodic reports and all effective registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Commission or the FCC or the IUB or any Governmental Authority succeeding to any of the functions of such Governmental Authorities and, promptly upon request, such additional financial and other information as any Purchaser and any other Holder may from time to time reasonably request.

(f) Notice of Default or Event of Default. Promptly, but in any event within three (3) Business Days, (i) after any officer of the Company becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any other action with respect to a claimed Default or Event of Default, a written notice thereof to each Purchaser and the Noteholders specifying the nature and existence thereof and what action the Company is taking or proposes to take with respect thereto and (ii) any notice of default or event of default provided by any lender or the agent under the Credit Agreement to the Company or any of its Affiliates.

(g) Additional Information to Holders of Other Indebtedness. Simultaneously with the furnishing of such information to any other holder of Indebtedness of the Company or any of its Subsidiaries, (i) if requested by a Holder, copies of any monthly financial statements and copies of any projections with respect to the Company or its Subsidiaries and (ii) copies of all studies, reviews, reports or assessments relating to environmental matters that reveal circumstances, events or other matters that would reasonably be expected to have a Material Adverse Effect.

(h) Budget. At least 30 days after to the commencement of each fiscal year of the Company, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget.

(i) Litigation. The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

(j) Authorizations and Operating Licenses. The commencement of any proceeding by or before any Governmental Authority seeking the cancellation, termination (including by means of non-renewal), limitation, adverse modification or adverse conditioning of any Authorization or Operating License.

SECTION 7

OTHER AFFIRMATIVE COVENANTS

Each Issuer further covenants and agrees with each Purchaser and each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof, shall have been paid in full:

7.01. Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of (and premium, if any, on) and all interest on the Notes in accordance with the terms of the Notes and this Agreement.

The Company shall pay interest on overdue principal (including post-petition interest on a proceeding under any Bankruptcy Law), and interest on overdue interest, to the extent lawful, at the rate specified in the Notes.

7.02. Preservation of Corporate Existence and Franchises. Subject to Section 8 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries (including, without limitation, the Operating Licenses and Authorizations); provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries if (i) the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and (ii) the loss thereof would not result in a Material Adverse Effect.

7.03. Maintenance of Properties. The Company shall cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may properly and advantageously conducted at all times; provided, however, that the foregoing shall not prevent the Company from discontinuing the operation or maintenance of any of such properties if (i) the Board of Directors determines that such discontinuance is desirable in the conduct of its business or the business of any Subsidiary and (ii) such discontinuance would not result in a Material Adverse Effect.

7.04. Taxes.

(a) Payment of Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material Taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or property of the Company or any of its Subsidiaries, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings provided that appropriate reserves therefor are established in the Company’s consolidated financial statements in accordance with GAAP and which such Taxes, assessments, charges or claims would not, individually or in the aggregate, result in a Material Adverse Effect.

(b) Tax Returns. The Company and its Subsidiaries shall timely file or cause to be filed when due all material Tax Returns that are required to be filed by or with respect to the Company for taxable years ending after the Closing Time and shall pay any Taxes due in respect of such Tax Returns subject to the proviso of Section 7.04(a).

(c) Contest Provisions. The Company shall promptly notify the Holders in writing upon receipt by the Company or any of its Subsidiaries of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Company.

7.05. Books, Records and Access. The Company and its Subsidiaries shall keep complete and accurate books and records of their transactions in accordance with good accounting practices on the basis of GAAP applied on a consistent basis (including the establishment and maintenance of appropriate reserves). To the extent reasonably required in connection with any resale of the Notes by CIBC to any prospective Holder or if requested by any Holder of Notes having an aggregate principal amount of at least $4.0 million, and upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, subject to compliance with Applicable Laws and confidentiality obligations to third parties, give such Holder or any prospective Holder and their authorized representatives reasonable access during normal business hours to all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and their legal advisors and accountants and permit such Holder or prospective Holder to make such copies and inspections thereof as such Holder or prospective Holder may reasonably request and furnish such Holder or prospective Holder with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as such Holder or prospective Holder may from time to time reasonably request. Any such visits will be at the expense of such Holder or prospective Holder.

7.06. Compliance with Law; Payment of Obligations.

(a) Compliance With Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws and shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, all Permits or Authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that any such non-compliance with Applicable Law or any failure to obtain or maintain such Permits or Authorizations, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Payment of Obligations. The Company shall, and shall cause each of its Subsidiaries to, pay its Indebtedness and other obligations before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

7.07. Insurance. The Company shall, and shall cause its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

7.08. Minimum Liquidity. The Company shall, on or prior to the date the commitments under the existing revolving credit facility under the Credit Agreement terminate (the “Revolver Termination Date”) (which the existing lender under the Credit Agreement has no obligation to the Company to extend), have sufficient available cash on hand or a combination of available cash on hand and availability under one or more revolving credit facilities (subject only to customary conditions precedent to borrowing (as determined in good faith by the Board of Directors of the Company) and having a commitment termination date not earlier than 180 days after the Maturity Date) in an amount greater than the Minimum Liquidity Amount.

7.09. 2003 Audit. Within one Business Day of the Closing Time, the Company shall deliver to the Purchasers complete and correct copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, including the footnotes thereto, certified by the Company’s independent certified public accountants, and such financial statements shall not differ in any material respect from the complete drafts of such financial statements delivered pursuant to Section 4.06 hereof.

SECTION 8

NEGATIVE COVENANTS

Each Issuer hereby covenants and agrees with each Purchaser and each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest and other obligations hereunder in respect thereof, shall have been paid in full:

8.01. Stay, Extension and Usury Laws. Each Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of its obligations under the Notes, the Subsidiary Guarantees or this Agreement, and each Issuer hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Noteholders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

8.02. Indebtedness; Certain Equity Securities.

(a) The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under this Agreement, the Notes and the Guarantees;

(ii) Indebtedness incurred under the Credit Agreement not to exceed $675,750,000 principal amount outstanding at any time, less (a) all amounts of scheduled amortization paid thereunder after the Closing Time, (b) all voluntary prepayments or repayments made thereunder after the Closing Time (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced) and (c) the amount of any Indebtedness thereunder permanently retired after the Closing Time with the net proceeds of any Asset Sale, other than, in any case, any repayment of the revolving loans under the Credit Agreement and the replacement thereof with up to $30 million in principal amount of Indebtedness under a credit agreement, the terms and conditions of which are on prevailing market terms (as determined by the Board of Directors of the Company in good faith);

(iii) Indebtedness of the Company to any Wholly Owned Subsidiary and of any Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiary, provided that Indebtedness of any Wholly Owned Subsidiary that is not a Guarantor to the Company or any Guarantor shall be subject to Section 8.05;

(iv) Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary, provided that Guarantees by the Company or any Guarantor of Indebtedness of any Subsidiary that is not a Guarantor shall be subject to Section 8.05;

(v) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets being acquired prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, further, that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $10,000,000 at any time outstanding (provided that such amount shall be increased to $20,000,000 at any time after the UNE-Platform is no longer available to the Company and its Subsidiaries);

(vi) Indebtedness in respect of Hedging Agreements permitted by Section 8.08;

(vii) Indebtedness incurred by the Company or any of the Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims or self-insurance; and

(viii) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company; provided that the aggregate amount of Indebtedness outstanding for all Subsidiaries pursuant to this Section 8.02(a)(viii) shall not exceed $5,000,000 at any time and shall not extend to any other Person other than such Person becoming a Subsidiary.

(b) The Company will not, nor will it permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests which would be Disqualified Stock.

8.03. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it (including Liens granted to Holders for the purpose of securing the Obligations hereunder), or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens on substantially all of the Company’s and its Subsidiaries’ real and personal property, wherever located, now existing or hereafter created, securing the obligations under the Credit Agreement to the extent such Indebtedness is permitted to be incurred under Section 8.02(a)(ii);

(b) Permitted Encumbrances;

(c) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, provided that (i) such security interests only secure Indebtedness permitted by clause (v) of Section 8.02(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary; and

(d) Liens on assets of a Subsidiary securing Indebtedness permitted by Section 8.02(a)(viii) so long as such assets and liens existed prior to such Person becoming a Subsidiary.

8.04. Fundamental Changes.

(a) The Company will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Company, and any Person may merge into the Company in connection with a Permitted Acquisition in which the Company’s stock is exchanged for the stock of such Person, in each case, in a transaction in which the Company is the surviving corporation, (ii) any Person may merge with or into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Guarantor) the surviving entity is a Guarantor, (iii) any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in any sale or other disposition permitted under Section 8.06, and (iv) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Holders; provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Sections 8.05 and 8.09.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the date of execution of this Agreement, the wireless communication services business, including non-wire line voice and data communication, and businesses reasonably related to the foregoing businesses.

8.05. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Company and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) the aggregate amount of investments by the Issuers in, and loans and advances by the Issuers under clause (c) below to, and Guarantees by the Issuers of Indebtedness under clause (d) below of, Subsidiaries that are not Guarantors shall not exceed $1,000,000 (based on cost and net of any cash distributed by such Subsidiaries that are not Guarantors to the Issuers that represent a return of paid-in capital or repayment of principal) at any time outstanding and (ii) the aggregate amount of investments by the Issuers in, and loans and advances by the Issuers under clause (c) below to, and Guarantees by the Issuers of Indebtedness under clause (d) below of, the Telecommunications Subsidiaries shall not exceed $3,000,000 during any fiscal year and $9,000,000 in the aggregate outstanding at any time, and such Telecommunications Subsidiaries shall be Guarantors;

(c) loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary, provided that (i) any such loans and advances made by an Issuer shall be evidenced by a promissory note and (ii) the amount of such loans and advances to Subsidiaries that are not Guarantors or the Telecommunications Subsidiaries do not exceed the amounts permitted in the proviso to clause (b) above;

(d) Guarantees constituting Indebtedness permitted by Section 8.02, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party to Subsidiaries that are not Guarantors or the Telecommunications Subsidiaries do not exceed the aggregate principal amount permitted in the proviso to clause (b) above;

(e) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) so long as no Default has occurred and is continuing, investments constituting Permitted Acquisitions not to exceed $20,000,000 (of which not more than $10,000,000 shall be invested in Subsidiaries that are not Wholly-Owned Subsidiaries); provided, however, that any amount available under this Section 8.05(f) shall be reduced by the amount of any Indebtedness incurred pursuant to Section 8.02(a)(viii);

(g) loans and advances to employees, directors or consultants in the ordinary course of business of the Company and the Subsidiaries as presently conducted in an aggregate principal amount not to exceed $250,000 and loans made to employees pursuant to the Company’s stock option plan as in effect at the Closing Time or any amendment thereto or any successor plan that is no worse to the Holders than the Company’s stock option plan as in effect at the Closing Time;

(h) investments by the Company in Hedging Agreements permitted under Section 8.08;

(i) receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Subsidiary deems reasonable under the circumstances;

(j) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(k) investments by the Company that constitute Permitted Telecommunications Investments in an aggregate amount not to exceed $15.0 million; and

(1) investments by any Issuer in joint ventures in an aggregate amount not to exceed $5.0 million outstanding at any time.

8.06. Asset Sales. The Company will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary (each, an “Asset Sale”), except:

(a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

(b) sales, transfers and dispositions to the Company or a Guarantor; and

(c) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed $15,000,000 during any fiscal year of the Company or $30,000,000 in the aggregate during the term of this Agreement; provided, however, that assets with an aggregate book value of less than $100,000 sold, transferred or otherwise disposed of in a single transaction or a series of related transactions shall not be included in the determination of the aggregate fair market value of assets sold, transferred or otherwise disposed of in reliance upon this clause (c);

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and (other than those permitted by clause (b) above) shall be made for at least 80% cash consideration, except for exchanges of property of like character and value.

8.07. Sale and Leaseback Transactions. The Company will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset.

8.8. Hedging Agreements. The Company will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

8.9. Restricted Payments; Certain Payments of Indebtedness.

(a) The Company will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock and (iii) the Company may make payments with respect to stock appreciation rights issued to, or may repurchase or otherwise acquire shares of, or options to purchase shares of, common stock of the Company from, employees, former employees, consultants, former consultants, directors or former directors of the Company or any Subsidiary (or permitted transferees of such employees, former employees, consultants, former consultants, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock of the Company or stock appreciation rights with respect thereto; provided, however, that the aggregate amount paid by the Company pursuant to this clause (iii) shall not exceed $10,000,000 in any calendar year.

(b) The Company will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Transactions Documents;

(ii) the payment of Indebtedness created under the Credit Agreement;

(iii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

(iv) refinancings of Indebtedness to the extent permitted by Section 8.02; and

(v) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

8.10. Transactions with Affiliates. The Company will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and the Guarantors not involving any other Affiliate, (c) any Restricted Payment permitted by Section 8.09(a), (d) any issuance by the Company of debt securities, or other payments, awards or grants in cash, securities (other than, in respect of the Company, Equity Interests) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company, (e) the grant of stock options or similar rights in respect of Equity Interests in the Company to employees and directors of the Company pursuant to plans approved by the Board of Directors of the Company, (f) customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of the Company or any Subsidiary, (g) the existence of, or the performance by the Company or any Subsidiary of the obligations under the terms of, any stockholders agreements (including any registration rights agreement or purchase agreement related thereto), service agreements and other agreements with Affiliates to which it is a party as of the Closing Time, which agreements are listed on Schedule 8.10, as in effect as of the Closing Time and (h) the issuance of Equity Interests (other than Disqualified Stock) of the Company for cash to senior management of the Company or to INS or ING.

8.11. Restrictive Agreements. The Company will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions imposed by the Credit Agreement as in effect at the Closing Time and any amendment or modification thereof that is not more onerous to the Holders than the restrictions and conditions therein as of the Closing Time, provided that, nothing set forth in this Agreement shall prevent or impair holders of the Senior Indebtedness from acquiring Liens on the Company’s and any Subsidiary’s assets as security for the Obligations under the Credit Agreement, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement, including, but not limited to the Credit Agreement, if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business on the parties to such contracts, and (vii) clause (a) of the foregoing shall not apply to any encumbrance or restriction on the assets of any joint venture that is (A) contained in any joint venture agreement or other similar agreement with respect to such joint venture that was entered into in the ordinary course of business and (B) customary for such types of agreements.

8.12. Amendment of Material Documents. The Company will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (A) the Credit Agreement that would shorten the final maturity date of any loans thereunder to a date earlier than six months after the Maturity Date or that would increase the amount of any amortization payments due thereunder on a date prior to six months after the Maturity Date or (B) the Shareholders Agreement or any other material document or agreement in each case under this clause (B) in any manner that would impair in any material respect the value of the interests or rights of the Company thereunder or that would impair in any material respect the rights or interests of any Holder.

8.13. Payments for Consents. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Noteholder in consideration for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is concurrently offered to be paid or is concurrently paid to all Noteholders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

8.14. Additional Subsidiary Guarantees. If the Company or any of its Subsidiaries shall acquire or create another domestic Subsidiary after the date of this Agreement, then such newly acquired or created Subsidiary shall execute and deliver to the Noteholders a Subsidiary Guarantee of the Notes in the form of Exhibit B hereto and a supplemental agreement substantially in the form of Exhibit C hereto pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes on the terms set forth in such supplemental agreement and this Agreement including but not limited to the subordination provisions in Section 14 hereof.

8.15. Public Disclosures. The Company shall not, and shall not permit any of its Subsidiaries to, disclose the name or identity of any Holder as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Holder describing in reasonable detail the proposed content of such disclosure and shall permit such Holder to review and comment upon the form and substance of such disclosure.

8.16. Fiscal Year. The Company will not, and will not permit the Subsidiaries to, change the financial reporting convention by which the Company and the Subsidiaries determine the dates on which their fiscal years and fiscal quarters will end, and each fiscal year shall end on December 31.

8.17. Restrictions on CLEC Business. The Company shall not, and shall not permit any Subsidiary that is not a Telecommunications Subsidiary to, engage in whole or in part in the business of switched voice services as a competitive local exchange carrier; provided that the Company or any Subsidiary may engage in such business if any law, rule, regulation or order of any court or other governmental entity (including the FCC or the IUB) shall designate the Company or such Subsidiary as a competitive local exchange carrier rather than an incumbent local exchange carrier.

SECTION 9

PROVISIONS RELATING TO RESALES OF SECURITIES

9.01. Private Offerings. The Issuers and the Purchasers agree that the following provisions will apply to any resales of the Notes:

(a) Limitations on Offers and Sales. Offers and sales of the Notes will be made only by the Purchasers or Affiliates thereof (i) to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers, (ii) to a limited number of other Institutional Accredited Investors that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, that are Institutional Accredited Investors, (iii) non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Notes may be made in reliance upon Regulation S under the Securities Act, (iv) to the Issuers or their Affiliates in transactions in compliance with Section 9.04 or (v) pursuant to an effective registration statement under the Securities Act or in other transactions exempt from the registration requirements of the Securities Act; provided that in each case the transferee of the Notes makes the representations and agreements contained in Section 10.07(a) hereof..

(b) No General Solicitation or Directed Selling Efforts. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in the United States and no directed selling efforts (as defined in Regulation S) will be used outside the United States in connection with the offering of the Notes.

(c) Restrictive Legend. Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes shall bear such legend as is required under Section 10.04 of this Agreement.

(d) No Future Liability. Following the sale of the Notes by any Purchaser to Subsequent Purchasers pursuant to the terms hereof, such Purchaser shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Note previously sold by such Purchaser in compliance with this Section 9.01.

9.02. Additional Company Information. For the benefit of holders and beneficial owners from time to time of Notes, the Issuers shall, upon the request of any such Holder, furnish, at its expense, to Holders and beneficial owners of Notes and prospective purchasers of such securities information (“Additional Company Information”) satisfying the requirements of subsection (d)(4) of Rule 144A.

9.03. No Integration. The Company agrees that it shall not and (to the extent within its control) it shall cause its Affiliates that it controls not to make any offer or sale of securities of any class of the Company if, as a result of the doctrine of “integration” referred to in

Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (a) the sale of the Notes by the Company to the Purchasers, (b) the resale of Notes by any Purchaser to Subsequent Purchasers or (c) the resale of Notes by such Subsequent Purchasers to others) any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or Regulation S thereunder or otherwise.

9.04. Restriction on Repurchases. Until the expiration of two years after the original issuance of the Notes, the Company shall not, and shall cause any Affiliate that it controls not to, purchase or agree to purchase or otherwise acquire any Notes which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise unless, immediately upon any such purchase, the Company or any such Affiliate shall cause such Notes to be canceled or shall not resell such Notes until the expiration of such period.

9.05. Pledges. Each of the Purchasers or their permitted transferees may from time to time make a bona fide pledge or otherwise grant a bona fide security interest in the Notes, and in connection therewith may deliver the Notes to the pledgee or other secured party without notice to or consent from the Company. No legal opinion shall be required in connection with the establishment of such pledge or security interest or the related delivery of Notes, however an opinion may be required under Section 10.07(c) if applicable in connection with a subsequent resale of such Notes by the pledgee or secured party following a default by a Purchaser.

SECTION 10

THE NOTES

10.01. Form and Execution. The Notes shall be in the form of Exhibit A hereto. The Notes shall be executed on behalf of the Company by its President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

10.02. Terms of the Notes. The terms of the Notes shall be as set forth in Exhibit A. Without limiting the foregoing:

(a) Stated Maturity. The Stated Maturity of the principal of Notes shall be the Maturity Date.

(b) Security. The Notes shall not be secured by Liens on the real or personal property of the Company or any Subsidiaries.

(c) Interest. The Notes will bear interest on their principal amount and over due interest as provided below and in Exhibit A.

(i) Notes Purchased by the Purchasers. The unpaid principal amount of each Note purchased by each Purchaser at the Closing Time shall bear interest, at the option of such Purchaser, either (A) at a fixed rate per annum equal to 11% per annum (the “Fixed Rate”) or (B) at a floating rate per annum equal to LIBOR (as defined in Exhibit A) plus 925 basis points as determined and set forth in Exhibit A (the “Floating Rate”).

(ii) Floating Rate Notes. At any time within six months after the Closing Time, at the request of CIBC, all or any portion of the Notes owned by it may be converted (a “Conversion”), from Notes that bear interest at a Fixed Rate to Notes that bear interest at a Floating Rate, effective as of the first interest payment date with respect to such Note after such Conversion. In order to request a Conversion, CIBC shall notify the Company in writing of its intention to do so at least 3 Business Days prior to an Interest Payment Date indicating the amount of the Notes for which it is requesting Conversion to a Floating Rate. Upon receipt of a request for a Conversion, the Company shall issue a new Note in a principal amount equal to the principal amount of the Notes to bear interest at a Floating Rate in the form of Exhibit A or a Note bearing interest at the Floating Rate.

10.03. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of U.S. $1,000 and any integral multiple thereof.

10.04. Form of Legend for the Notes. Unless otherwise permitted by Section 10.07, every Note issued and delivered hereunder shall bear a legend in substantially the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF MARCH 26, 2004 (THE “PURCHASE AGREEMENT”), AMONG IOWA TELECOMMUNICATIONS SERVICES, INC. (THE “COMPANY”), THE GUARANTORS NAMED THEREIN AND THE PURCHASERS NAMED THEREIN. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

10.05. Payments and Computations. All payments of interest on the Notes shall be paid to the persons in whose names such Notes are registered on the Security Register at the close of business on the date fifteen days prior to the related Interest Payment Date (the “Regular Record Date”) and all payments of principal on the Notes shall be paid to the persons in whose names such Notes are registered on the applicable Redemption Date or at Maturity, as applicable. Principal on any Note shall be payable only against surrender therefor, while payments of interest on Notes shall be made, in accordance with this Agreement and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the Security Register or, by wire transfer to such account as any Noteholder shall designate by written instructions received by the Company no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Noteholder otherwise notifies the Company or such Holder no longer is the registered owner of such Note or Notes.

For purposes of the Fixed Rate Notes, Interest will be computed on the basis of a 360-day year of twelve 30-day months.

10.06. Registration; Registration of Transfer and Exchange.

(a) Security Register. The Company shall maintain a register (the “Security Register”) for the registration or transfer of the Notes. The name and address of the Holder of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Security Register and the Company shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Noteholder. There shall be no more than one Holder for each Note, including all beneficial interests therein.

(b) Registration of Transfer. Upon surrender for registration of transfer of any Note at the office or agency of the Company, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations in an aggregate principal amount equal to the amount being transferred.

(c) Exchange. At the option of the Noteholder, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Holder making the exchange is entitled to receive.

(d) Effect of Registration of Transfer or Exchange. All Notes issued upon any registration of transfer of exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(e) Requirements; Charges. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 8.04 not involving any transfer.

(f) Certain Limitations. If the Notes are to be redeemed in part, the Company shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 12.03 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

10.07. Transfer Restrictions.

(a) A Noteholder may sell Notes to a transferee that is an Institutional Accredited Investor or a Qualified Institutional Buyer; provided, however, that each of the following conditions is satisfied:

(i) such transferee represents in writing that (A) it is an Institutional Accredited Investor or a Qualified Institutional Buyer, (B) it is acquiring the Note or Notes for its own account and that it is not acquiring such Note or Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof, but subject, nevertheless, to the disposition of its property being at all times within its control, and (C)(1) the Notes have not been registered under the Securities Act and (2) the Notes may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act; and

(ii) such transferee agrees to be bound by the provisions of this Section 10.07 with respect to any resale of the Notes.

(b) A Noteholder may sell its Notes to a transferee in accordance with Regulation S under the Securities Act; provided, however, that each of the following conditions is satisfied:

(i) the offer of Notes is not made to a person in the United States;

(ii) either:

(A) at the time the buy order is originated, the transferee is outside the United States or the Noteholder and any person acting on its behalf reasonably believes that the transferee is outside the United States, or

(B) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the Noteholder nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(iii) no directed selling efforts are made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S under the Securities Act, as applicable; and

(iv) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(c) A Noteholder may also sell Notes (i) to the Issuers or their Affiliates in transactions in compliance with Section 9.04, (ii) pursuant to an effective registration statement under the Securities Act or (iii) if available, pursuant to Rule 144(k) under the Securities Act.

(d) In the event of a proposed exercise or sale that does not qualify under Section 10.07(a), 10.07(b) or 10.07(c) above, a Noteholder may sell its Notes only if:

(i) such Noteholder gives written notice to the Company of its intention to exercise or effect such sale, which notice (A) shall describe the manner and circumstances of the proposed transaction in reasonable detail and (B) shall designate the counsel for such Noteholder, which counsel shall be reasonably satisfactory to the Company;

(ii) counsel for the Noteholder shall render an opinion, to the effect that such proposed sale may be effected without registration under the Securities Act; and

(iii) such Noteholder or transferee complies with Sections 10.07(a)(i) and 10.07(a)(ii).

10.08. Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by then to save each of it and any agent harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 10.08, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

Every new Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

10.09. Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

10.10. Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Company, be delivered to the Company and shall be promptly canceled by it. The Company shall cancel any Notes previously issued and delivered hereunder which the Company may have reacquired.

10.11. Home Office Payment. Notwithstanding anything contained in this Agreement or the Notes to the contrary, the Company will pay all sums becoming due on the Notes for principal, premium, if any, and interest by such method and at such address as each Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 10.06. The Company will afford the benefits of this Section 10.11 to any direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser made in this Section 10.11.

SECTION 11

EVENTS OF DEFAULT

11.01. Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 30 days (whether or not such payment is otherwise then permitted by the provisions of Section 15 of this Agreement);

(b) the Company defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at its Maturity (whether or not such payment is otherwise then permitted by the provisions of Section 15 of this Agreement);

(c) the Company fails to comply with any of the provisions of Section 6.01(f), Section 7.02 (with respect to the Company), 7.08 or 7.09 or Section 8 hereof;

(d) the Company fails to observe or perform any other covenant, or other agreement in this Agreement or the Notes and such failure continues for a period of 30 days after the Company has received a notice of such failure from any Noteholder;

(e) any representation, warranty, certification or statement made or deemed to have been made by or on behalf of any Issuer or by any officer of any Issuer in respect of any Transaction Document or in any statement or certificate at any time given by or on behalf of any Issuer or by any officer of any Issuer in writing pursuant hereto or in connection herewith or therewith shall be false in any material respect on the date as of which made;

(f) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Agreement, which default (i) constitutes a failure to pay any portion of the principal of or premium, if any, or interest on such Indebtedness when due and payable after the expiration of any applicable grace period provided in such Indebtedness on the date of such default (a “Default in Payment”) or (ii) shall have resulted in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to its stated maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Default in Payment or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(g) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments remain unpaid and undischarged for a period (during which execution shall not be effectively stayed) of 30 days, provided that the aggregate of all such undischarged judgments exceeds $5.0 million;

(h) the Company or any of its Subsidiaries:

(i) commences a voluntary case or proceeding,

(ii) consents to the entry of a decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any case or proceeding against it under any Bankruptcy Law,

(iii) consents to the filing of a petition under any Bankruptcy Law or to the appointment of or taking possession by a Custodian of it or for all or any substantial part of its property,

(iv) makes or consents to the making of a general assignment for the benefit of its creditors,

(v) generally is not paying, or admits in writing that it is not able to pay, its debts as they become due, or

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Subsidiaries, in an involuntary case or proceeding;

(B) appoints a Custodian of the Company or any of its Subsidiaries, or for all or any substantial part of the property of the Company or any of its Subsidiaries, or approves as properly filed a petition seeking re-organization, arrangement, adjustment or composition of or in respect of any of the foregoing; or

(C) orders the winding up or liquidation of the Company or any of its Subsidiaries or adjudges any of them a bankrupt or insolvent;

and any such order or decree remains unstayed and in effect for 60 consecutive days;

(i) any Guarantee of a Subsidiary ceases to be in full force and effect or any Subsidiary Guarantee is declared to be null and void and unenforceable or any Subsidiary Guarantee is found to be invalid or any Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Agreement); or

(j) any of the Operating Licenses or Authorizations shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any application for renewal of any of the Operating Licenses or Authorizations or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (1) had, or could reasonably be expected to have, a Material Adverse Effect, or (2) adversely affects the legal or character qualifications of the Company or any of the Subsidiaries to hold any of the Operating Licenses or Authorizations;

The term “Custodian” means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

11.02. Remedies. If an Event of Default (other than an Event of Default specified in Section 11.01(h) relating to the Company) occurs and is continuing, then and in every such case the Noteholders of more than 25% or more in principal amount of the then outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal amount and any accrued interest shall become immediately due and payable. For the avoidance of doubt, if any Default in Payment or acceleration that constitutes an Event of Default under Section 11.01 (f) shall have occurred and prior to any acceleration under this Section 11.02 such Default in Payment shall have been cured or waived or such acceleration shall have been rescinded, then from and after such cure, waiver or rescission, such Event of Default shall no longer be deemed to be continuing. If an Event of Default specified in Section 11.01(h) with respect to the Company occurs and is continuing, the principal amount of and any accrued interest on the outstanding Notes shall automatically, and without any declaration or other action on the part of any Noteholder, become immediately due and payable.

At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Noteholders of a majority in principal amount of the outstanding Notes, by written notice to the Company, may rescind and annul such declaration and its consequences if:

(a) the Company has paid a sum sufficient to pay:

(i) all overdue interest on all Notes;

(ii) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder or any Note required to be redeemed hereunder) and any interest thereon at the rate borne by the Notes; and

(iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in the Notes; and

(b) all Events of Default, other than the nonpayment of the principal amount of Notes and interest thereon which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 11.03.

11.03. Waiver of Past Defaults. The Required Holders may on behalf of the Noteholders of all the Notes waive any past default hereunder and its consequences, except a default:

(a) in the payment of the principal (or premium, if any) or interest on any Note (including any Note which is required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder), or

(b) in respect of a covenant or provision hereof which under Section 14.04 cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement; provided, however, no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

SECTION 12

REDEMPTION

12.01. Right of Redemption. The Notes may be redeemed at the election of the Company at any time (in whole or in part) at a redemption price equal to 100% of the principal amount thereof plus the Redemption Premium plus accrued and unpaid interest to the date of redemption.

12.02. Mandatory Redemption.

(a) Upon the occurrence of a Change of Control, the Company shall redeem all of the Notes within ten days of such Change of Control at a redemption price equal to 100% of the principal amount thereof plus the Redemption Premium, plus accrued and unpaid interest to the date of redemption.

(b) Upon the occurrence of any Equity Issuance, the Company shall redeem Notes having a principal amount (including any Redemption Premium) equal to the Net Proceeds of such Equity Issuance within ten days of such Equity Issuance at a redemption price equal to 100% of the principal amount thereof plus the Redemption Premium, plus accrued and unpaid interest to the date of redemption; provided that the Company shall utilize such Net Proceeds to repay Indebtedness under the Credit Agreement in full, in cash or cash equivalents, if and to the extent required prior to redeeming the Notes.

(c) Upon the occurrence of any Refinancing Transaction, the Company shall, concurrently with the consummation of such Refinancing Transaction, redeem all of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Redemption Premium, plus accrued and unpaid interest to the date of redemption.

(d) In the event that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Asset Sale, and the Company shall not have used such Net Proceeds to either repay Indebtedness under the Credit Agreement (and permanently reduce any revolving commitment thereunder to the extent such repayment is a repayment of revolving loans) or acquire real property, equipment or other tangible assets to be used in the business of the Company and the Subsidiaries or all the outstanding capital stock of any entity owning such assets, in each case within 270 days after receipt of such Net Proceeds, then the Company shall, within three Business Days after such 270th day, utilize such unused Net Proceeds to redeem Notes having a principal amount (including any Redemption Premium) equal to the amount of such unused Net Proceeds, at a redemption price equal to 100% of the principal amount of Notes being redeemed plus the Redemption Premium plus accrued and unpaid interest to the date of redemption.

12.03. Partial Redemptions. In case the Company elects to redeem or is required to redeem less than all of the Notes, the Company shall redeem the Notes pro rata from each Noteholder. For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

12.04. Notice of Redemption. Notice of redemption pursuant to Section 12.01 shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, and Notice of Redemption pursuant to Section 12.02 shall be given by first-class mail, postage prepaid, mailed not less than five days after the event or con-currently with such event as required under Section 12.02(c) or occurrence requiring such redemption to each Noteholder to be redeemed, at his address appearing in the Security Register.

All notices of redemption shall state:

(a) the Redemption Date,

(b) the Redemption Price,

(c) whether such redemption is pursuant to Section 12.01 or 12.02(a), (b), (c) or (d);

(d) if less than all the outstanding Notes are to be redeemed, the portion of each Note to be redeemed,

(e) that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest thereon will cease to accrue on and after said date, and

(f) the place or places where such Notes are to be surrendered for payment of the Redemption Price.

Notice of redemption of Notes to be redeemed at the election of the Company shall be given by the Company and at the expense of the Company.

12.05. Deposit of Redemption Price. Prior to any Redemption Date, the Company shall segregate and hold in trust an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any applicable accrued interest on, all the Notes which are to be redeemed on that date.

12.06. Notes Payable on Redemption Date. If notice of redemption shall have been given as provided above, the Notes so to be redeemed shall, on the Redemption Date, be come due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and any applicable accrued interest) such Notes shall not bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with any applicable accrued interest to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Noteholders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Record Dates according to their terms and the provisions of this Agreement.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

12.07. Notes Redeemed in Part. Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the Company (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Noteholder thereof or his attorney duly authorized in writing), and the Company shall execute and deliver to the Noteholder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Noteholder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

SECTION 13

SUBSIDIARY GUARANTEES

13.01. Subsidiary Guarantees. Each of the Guarantors hereby, jointly and severally, unconditionally guarantees, to each Holder of a Note executed and delivered by the Company, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and premium and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of (and any premium) and interest, if lawful, and all other obligations of the Company to the Noteholders hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Noteholder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Agreement.

If any Noteholder is required by any court or otherwise to return to the Company or Guarantors, or any Custodian, trustee, liquidator or other similar official acting in relation to either the Company or Guarantors, any amount paid by such Noteholder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to exercise any right of subrogation in relation to the

Noteholders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Noteholders, on the other hand, (a) the Maturity of the obligations guaranteed hereby may be accelerated as provided in Section 11 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (b) in the event of any declaration of acceleration of such obligations as provided in Section 11, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Noteholders under the Subsidiary Guarantees.

13.02. Execution and Delivery of Subsidiary Guarantees. To evidence its Subsidiary Guarantee set forth in Section 13.01, each Guarantor hereby agrees that this Agreement and a Subsidiary Guarantee in the form of Exhibit B hereto shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents and, to the extent not a party to this Agreement on the date hereof, each Guarantor shall execute and deliver to the Noteholders a Subsidiary Guarantee in the form of Exhibit B hereto and a supplemental agreement substantially in the form of Exhibit C hereto, pursuant to which such Subsidiary shall become a Guarantor under this Section 13 and shall guarantee the Obligations of the Company under this Agreement and the Notes. Concurrently with the execution and delivery of such Subsidiary Guarantee and such supplemental agreement, such Guarantor shall deliver to the Noteholders an opinion of counsel reasonably acceptable to the Purchasers that the foregoing have been duly authorized, executed and delivered by such Guarantor and that such Guarantor’s Subsidiary Guarantee is a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

If an officer whose signature is on this Agreement or on a Subsidiary Guarantee no longer holds that office at the time the Company executes and delivers the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless. The execution and delivery of any Note by the Company shall constitute due delivery of the Subsidiary Guarantee set forth in this Agreement on behalf of the Guarantors. Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 13.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

13.03. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of the Notes, each Noteholder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Noteholders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Subsidiary Guarantee and this Section 13 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other

Guarantor under this Section 13, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 14

SUBORDINATION OF SUBSIDIARY GUARANTEE

14.01. Guarantee Obligations Subordinated to Senior Indebtedness. Each Guarantor covenants and agrees, and each Holder, by its acceptance of the Notes, likewise covenants and agrees, that to the extent and in the manner hereinafter set forth in this Article 14, the Indebtedness represented by the Subsidiary Guarantee of such Guarantor and the payment of all Obligations on the Notes pursuant to the Subsidiary Guarantee by such Guarantor are hereby expressly made subordinate and subject in right of payment as provided in this Section 14 to the prior payment in full in cash of all Senior Indebtedness under the Credit Agreement whether outstanding at the Closing Time or thereafter incurred.

This Section 14.01 and the following Sections 14.02 through 14.08 are made for the benefit of the holders of Senior Indebtedness as an inducement and consideration to each holder of any Senior Indebtedness, whether the Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, the Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness, and such holders are made obligees hereunder and they or each of them may enforce such provisions.

14.02. Payment Over of Proceeds upon Dissolution, etc. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any Guarantor or to its creditors, as such, or to its assets, whether voluntary or involuntary, or (b) any liquidation, dissolution or other winding-up of any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any general assignment for the benefit of creditors of any Guarantor or (d) any other marshalling of assets or liabilities of any Guarantor, then and in any such event:

(1) the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all amounts due on or in respect of all such Senior Indebtedness before the Holders are entitled to receive, pursuant to the Subsidiary Guarantee of such Guarantor, any payment or distribution of any kind or character (other than Permitted Junior Securities) by such Guarantor on account of any obligations of such Guarantor under its Subsidiary Guarantee; and

(2) any payment or distribution of assets of such Guarantor of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Holders would be entitled but for the provisions of this Section 14 (other than Permitted Junior Securities) shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or the Credit

Agreement Agent to the extent necessary to make payment in full in cash of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(3) in the event that, notwithstanding the foregoing provisions of this Section 14.02, any Holder shall have received any payment or distribution of assets of such Guarantor of any kind or character, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of any of the Obligations of any Guarantor pursuant to its Subsidiary Guarantee (other than Permitted Junior Securities) before all Senior Indebtedness is paid in full in cash, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of such Guarantor for application to the payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash or, as acceptable to the holders of such Senior Indebtedness, any other manner, after giving effect to any concurrent payment or distribution, to or for the holders of such Senior Indebtedness.

The consolidation of a Guarantor with, or the merger of a Guarantor with or into, another Person or the liquidation or dissolution of a Guarantor following the conveyance, transfer or lease of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in this Agreement shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of such Guarantor for the purposes of this Section 14.

14.03. Suspension of Guaranteed Obligations When Senior Indebtedness in Default.

(a) Unless Section 14.02 shall be applicable, upon the occurrence and during the continuance of a Payment Default beyond any applicable grace period on Senior Indebtedness, no payment or distribution (other than Permitted Junior Securities) of any assets or securities of a Guarantor of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of such Guarantor being subordinated to its Obligations under its Subsidiary Guarantee or this Agreement) shall be made by or on behalf of such Guarantor, including, without limitation, by way of set-off or otherwise, for or on account of its Obligations under its Subsidiary Guarantee, or for or on account of the purchase, redemption or other acquisition of the Notes commencing on the date of receipt by the Company and each Holder of a written notice from the Credit Agreement Agent of the occurrence of a Payment Default, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or otherwise ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph (b), such Guarantor shall resume making any and all required payments in respect of its Obligations under its Subsidiary Guarantee, including any missed payments.

(b) Unless Section 14.02 shall be applicable, upon the occurrence of a Non-Payment Default on Senior Indebtedness, no payment or distribution (other than Permitted Junior

Securities) of any assets of such Guarantor of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of such Guarantor being subordinated to its Obligations under its Subsidiary Guarantee) shall be made by such Guarantor, including, without limitation, by way of set-off or otherwise, on account of any of its Obligations under its Subsidiary Guarantee, or on account of the purchase, redemption, defeasance or other acquisition of the Notes for a period (the “Guarantee Payment Blockage Period”) commencing on the date of receipt by the Company and each Holder of written notice from the Credit Agreement Agent (a “Guarantee Payment Blockage Notice”) of such Non-Payment Default, unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph (a)) the earliest to occur of the following events: (w) the date that is 179 days after the date of receipt of the Guarantee Payment Blockage Notice by the Company and each Holder, (x) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist, (y) such Senior Indebtedness shall have been discharged or paid in full in cash or (z) such Guarantee Payment Blockage Period shall have been terminated by written notice to the Company and each Holder from the Credit Agreement Agent, after which, in the case of clause (w), (x), (y) or (z), such Guarantor shall resume making any and all required payments in respect of its Obligations under its Subsidiary Guarantee, including any missed payments. Notwithstanding any other provisions of this Agreement, no Non-Payment Default which existed or was continuing on the date of the commencement of any Guarantee Payment Blockage Period shall be, or be made, the basis for the commencement of a second Guarantee Payment Blockage Period unless such Non-Payment Default shall have been waived for a period of not less than 90 consecutive days. In no event shall a Guarantee Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company of a Guarantee Payment Blockage Notice or, in the event of a Non-Payment Default which formed the basis for a Payment Blockage Period under Section 15.03(b) hereof, 179 days from the date of the receipt by the Company of the notice referred to in Section 15.03(b) (the “Initial Guarantee Blockage Period”). Any number of additional Guarantee Payment Blockage Periods may be commenced during an Initial Guarantee Blockage Period; provided, however, that no such additional Guarantee Payment Blockage Period shall extend beyond the applicable Initial Guarantee Blockage Period. After the expiration of an Initial Guarantee Blockage Period, no Guarantee Payment Blockage Period may be commenced under this Section 14.03(b) and no Payment Blockage Period may be commenced under Section 15.03(b) hereof until at least 360 consecutive days have elapsed since the effectiveness of the immediately preceding Guarantee Payment Blockage Notice.

(c) In the event that, notwithstanding the foregoing, any Holder shall have received any payment prohibited by the foregoing provisions of this Section 14.03, then and in such event such payment shall be paid over and delivered forthwith to the Credit Agreement Agent, in trust for distribution to the holders of Senior Indebtedness.

14.04. Subrogation. Upon the payment in full of all amounts payable under or in respect of all Senior Indebtedness, the Holders shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities of such Guarantor made on such Senior Indebtedness until all amounts due to be paid under the Subsidiary Guarantee shall be paid in full. For purposes of such subrogation, no payments or distributions to holders of Senior Indebtedness of any cash, property or securities to which the Holders would be entitled except for the provisions of this Article 14, and no payments over pursuant to the provisions of this Section 14 to the holders of Senior Indebtedness by Holders, shall, as among each Guarantor, its creditors other than holders of Senior Indebtedness and the Holders, be deemed to be a payment or distribution by such Guarantor to or on account of such Senior Indebtedness.

If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Section 14 shall have been applied, pursuant to the provisions of this Section 14, to the payment of all amounts payable under Senior Indebtedness, then and in such case, the Holders shall be entitled to receive from the holders of such Senior Indebtedness at the time outstanding any payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Indebtedness in full in cash.

14.05. Guarantee Subordination Provisions Solely to Define Relative Rights. The provisions of this Article 14 are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 14 or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among each Guarantor, its creditors other than holders of its Senior Indebtedness and the Holders, the obligation of such Guarantor, which is absolute and unconditional, to make payments to the Holders in respect of its Obligations under its Subsidiary Guarantee in accordance with its terms; (b) affect the relative rights against such Guarantor of the Holders and creditors of such Guarantor other than the holders of the Senior Indebtedness; or (c) prevent any Holder from exercising all remedies otherwise permitted by applicable law upon a Default or an Event of Default under this Agreement, subject to the rights, if any, under this Article 14 of the holders of Senior Indebtedness (1) in any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshalling of assets and liabilities of such Guarantor referred to in Section 14.02, to receive, as required by and pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to such Holder, or (2) under the conditions specified in Section 14.03, to prevent any payment prohibited by such Section or enforce their rights pursuant to Section 14.03(c).

The failure by any Guarantor to make a payment in respect of its Obligations on its Subsidiary Guarantee by reason of any provision of this Section 14 shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

14.06. No Waiver of Subordination Provisions.

(a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of a Guarantor or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by such Guarantor with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(b) Without limiting the generality of paragraph (a) of this Section, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Section 14 or the obligations hereunder of the Holders to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding subject to Section 8.09(b); (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection or payment of Senior Indebtedness; and (4) exercise or refrain from exercising any rights against a Guarantor and any other Person; provided, however, that in no event shall any such actions limit the right of the Holders to take any action to accelerate the maturity of the Obligations under the Subsidiary Guarantees pursuant to Section 11 hereof or to pursue any rights or remedies hereunder or under applicable laws if the taking of such action does not otherwise violate the terms of this Agreement.

14.07. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of a Guarantor referred to in this Article 14, the Holders and holders of any Senior Indebtedness shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding-up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of such Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 14.

14.08. No Suspension of Remedies. Nothing contained in this Section 14 shall limit the right of the Holders to take any action to accelerate the maturity of the Obligations under the Subsidiary Guarantees pursuant to Article 11 or to pursue any rights or remedies hereunder or under applicable law, subject to the rights, if any, under this Section 14 of the holders, from time to time, of Senior Indebtedness.

SECTION 15

SUBORDINATION OF NOTES

15.01. Notes Subordinated to Senior Indebtedness. The Company covenants and agrees, and each Holder, by its acceptance of the Notes, likewise covenants and agrees, that to the extent and in the manner hereinafter set forth in this Article 15, the payment of all Obligations on the Notes by the Company is hereby expressly made subordinate and subject in right of payment as provided in this Section 15 to the prior payment in full in cash of all Senior Indebtedness under the Credit Agreement, whether outstanding at the Closing Time or thereafter incurred.

This Section 15.01 and the following Sections 15.02 through 15.08 are made for the benefit of the holders of Senior Indebtedness as an inducement and consideration to each holder of any Senior Indebtedness, whether the Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, the

Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on the subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness; and such holders are made obligees hereunder and they or each of them may enforce such provisions.

15.02. Payment Over of Proceeds upon Dissolution, etc. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, whether voluntary or involuntary, or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any general assignment for the benefit of creditors of the Company or (d) any other marshalling of assets or liabilities of the Company, then and in any such event:

(1) the holders of Senior Indebtedness shall be entitled to receive payment in full in cash of all amounts due on or in respect of all such Senior Indebtedness before the Holders are entitled to receive any payment or distribution of any kind or character (other than Permitted Junior Securities) on account of any Obligations on the Notes; and

(2) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Holders would be entitled but for the provisions of this Section 15 (other than Permitted Junior Securities) shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or the Credit Agreement Agent to the extent necessary to make payment in full in cash of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(3) in the event that, notwithstanding the foregoing provisions of this Section 15.02, any Holder shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise (other than Permitted Junior Securities), in respect of the principal of, premium, if any, and interest on the Notes (other than Permitted Junior Securities) before all Senior Indebtedness is paid in full in cash, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash or, as acceptable to the holders of such Senior Indebtedness, any other manner, after giving effect to any concurrent payment or distribution, to or for the holders of such Senior Indebtedness.

The consolidation of the Company with, or the merger of the Company with or into, another Person or the liquidation or dissolution of the Company following the conveyance, transfer or lease of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in this Agreement shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company for the purposes of this Section 15.

15.03. Suspension of Payment When Senior Indebtedness in Default.

(a) Unless Section 15.02 shall be applicable, upon the occurrence and during the continuance of a Payment Default beyond any applicable grace period on Senior Indebtedness of the Company, no payment or distribution (other than Permitted Junior Securities) of any assets or securities of the Company of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes by the Company) shall be made by or on behalf of the Company, including, without limitation, by way of set-off or otherwise, for or on account of any Obligations under the Notes or this Agreement, or for or on account of the purchase, redemption or other acquisition of the Notes, commencing on the date of receipt by the Company and each Holder of a written notice from the Credit Agreement Agent of the occurrence of a Payment Default, and in any such event, such prohibition shall continue until such Payment Default is cured, or otherwise ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph (b), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

(b) Unless Section 15.02 shall be applicable, upon the occurrence of a Non-Payment Default on Senior Indebtedness, no payment or distribution (other than Permitted Junior Securities) of any assets of the Company of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes by the Company) shall be made by the Company, including, without limitation, by way of set-off or otherwise, on account of any Obligations under the Notes or this Agreement or on account of the purchase, redemption, defeasance or other acquisition of the Notes for a period (the “Payment Blockage Period”) commencing on the date of receipt by the Company and each Holder of written notice from the Credit Agreement Agent (a “Payment Blockage Notice”) of such Non-Payment Default, unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph (a)) the earliest to occur of the following events: (w) the date that is 179 days after the date of receipt of the Payment Blockage Notice by the Company and each Holder, (x) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist, (y) such Senior Indebtedness shall have been discharged or paid in full in cash or (z) such Payment Blockage Period shall have been terminated by written notice to the Company and each Holder from the Credit Agreement Agent, after which, in the case of clause (w), (x), (y) or (z), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments. Notwithstanding any other provisions of this Agreement, no Non-Payment Default which existed or was continuing on the date of the commencement of any Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period unless such Default shall have been waived for a period of not less than 90 consecutive days. In no event shall a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company of the Payment Blockage Notice or, in the event of a Non-Payment Default which formed the basis for a Guarantee Payment Blockage Period under Section 14.03(b) hereof, 179 days from the date of the receipt by the Company of the Guarantee Payment Blockage Notice, if earlier than 179 days from the date of receipt by the Company of the Payment Blockage Notice (an “Initial Blockage Period”). Any number of additional Payment Blockage Periods may be commenced during an Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the applicable Initial Blockage Period. After the expiration of an Initial Blockage Period, no Payment Blockage Period may be commenced under this Section 15.03(b) and no Guarantee Payment Blockage Period may be commenced under Section 14.03(b) hereof until at least 360 consecutive days have elapsed since the effectiveness of the immediately preceding Payment Blockage Notice.

(c) In the event that, notwithstanding the foregoing, any Holder shall have received any payment prohibited by the foregoing provisions of this Section 15.03, then and in such event such payment shall be paid over and delivered forthwith to the Credit Agreement Agent, in trust for distribution to the holders of Senior Indebtedness.

15.04. Subrogation. Upon the payment in full of all amounts payable under or in respect of all Senior Indebtedness, the Holders shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to such Senior Indebtedness until the principal of, premium, if any and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to holders of Senior Indebtedness of any cash, property or securities to which the Holders would be entitled except for the provisions of this Article 15, and no payments over pursuant to the provisions of this Section 15 to the holders of Senior Indebtedness by Holders, shall, as among the Company, their creditors other than holders of Senior Indebtedness and the Holders, be deemed to be a payment or distribution by the Company to or on account of such Senior Indebtedness.

If any payment or distribution to which the Holders would otherwise have been entitled but for the provisions of this Article 15 shall have been applied, pursuant to the provisions of this Section 15, to the payment of all amounts payable under the Senior Indebtedness of the Company, then and in such case the Holders shall be entitled to receive from the holders of such Senior Indebtedness at the time outstanding any payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Indebtedness in full in cash.

15.05. Provisions Solely to Define Relative Rights. The provisions of this Section 15 are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 15 or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among the Company, their creditors other than holders of their Senior Indebtedness and the Holders, the Obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent any Holder from exercising all remedies otherwise permitted by applicable law upon a Default or an Event of Default under this Indenture, subject to the rights, if any, under this Section 15 of the holders of Senior Indebtedness (1) in any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshalling of assets and liabilities of the Company referred to in Section 15.02, to receive, as required by and pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to such Holder, or (2) under the conditions specified in Section 15.03, to prevent any payment prohibited by such section or enforce their rights pursuant to Section 15.03(c).

The failure to make a payment in respect of principal of, premium, if any, or interest on the Notes by reason of any provision of this Section 15 shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

15.06. No Waiver of Subordination Provisions.

(a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(b) Without limiting the generality of paragraph (a) of this Section, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Section 15 or the obligations hereunder of the Holders to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding subject to Section 8.09(b); (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection or payment of Senior Indebtedness; and (4) exercise or refrain from exercising any rights against the Company and any other Person; provided, however, that in no event shall any such actions limit the right of the Holders to take any action to accelerate the maturity of the Notes pursuant to Section 11 hereof or to pursue any rights or remedies hereunder or under applicable laws if the taking of such action does not otherwise violate the terms of this Agreement.

15.07. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Section 15, the Holders and holders of any Senior Indebtedness shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding-up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 15.

15.08. No Suspension of Remedies. Nothing contained in this Article 15 shall limit the right of the Holders to take any action to accelerate the maturity of the Notes pursuant to Section 11 or to pursue any rights or remedies hereunder or under applicable law, subject to the rights, if any, under this Section 15 of the holders, from time to time, of Senior Indebtedness.

SECTION 16

EXPENSES, INDEMNIFICATION AND

CONTRIBUTION, AND TERMINATION

16.01. Expenses. The Issuers will pay all costs and expenses (including reasonable and documented attorneys’ and accountants’ fees and disbursements) incurred by any Holders in connection with any amendments, waivers or consents under or in respect of this Agreement, the other Transaction Documents or the Notes (whether or not such amendment, waiver or consent becomes effective) but shall not be obligated to pay expenses for more than one counsel with respect thereto as well as any local and regulatory counsel, the costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement, the Transaction Documents or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the other Transaction Documents or the Notes, or by reason of being a holder of any Note, the costs and expenses, including reasonable and documented consultants’ and advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby, by the other Transaction Documents or by the Notes, including, without limitation Holders’ reasonable and documented out-of-pocket expenses in connection with each Holder’s examinations and appraisals of the Issuers’ properties, books and records in connection with the insolvency or bankruptcy of the Company or any Subsidiary of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby.

16.02. Indemnification.

(a) Indemnification by the Issuers. Each Issuer, jointly and severally, agrees to indemnify and hold harmless (i) each Holder, (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any such Person referred to in clause (i) (any of the Persons referred to in this clause (ii) being referred to herein as a “Controlling Person”) and (iii) the respective officers, directors, managing directors, stockholders, partners, employees, representatives, trustees, fiduciaries, and agents of any Person referred to in clause (i) or any such Controlling Person (any such Person referred to in clause (i), (ii) or (iii), an “Indemnified Person”) against any losses, claims, damages, liabilities and expenses, joint or several (collectively, “Damages”), to which such Indemnified Person may become subject insofar as such Damages arise out of or are based upon (i) any transaction or matter in any way relating to, or arising out of, the matters contemplated by the Agreement, the Notes, the Subsidiary Guarantees or the performance of services by an Indemnified Person thereunder or (ii) in connection with the syndication of the Notes any untrue statement or an alleged untrue statement of a material fact contained in any Information, or any amendment or supplement thereto or the omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, (iii) in whole or in part upon any failure of any Issuer to perform its obligations hereunder or under Applicable Law, including any violation of Applicable Law resulting from the offering of the Notes and the subsequent resales of the Notes, or (iv) the Transactions or the financing thereof, and will reimburse each such Indemnified Person for any legal and other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claims as such expenses are incurred; provided, however, in the case of clause (i) above, the Issuers shall not be liable to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of the Indemnified Party. The indemnity agreement set forth in this Section 16.02(a) shall be in addition to any liabilities that the Issuers may otherwise have.

(b) Notifications and Other Indemnification Procedures. Promptly after receipt by an Indemnified Person of notice of the commencement of any action, such Indemnified Person shall, if a claim in respect thereof is to be made against an indemnifying party under Section 16.02(a), notify such indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Person otherwise than under Section 16.02(a), or to the extent it is not materially prejudiced as a proximate result of such failure. In case any such action is brought against any Indemnified Person and it shall notify an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it shall elect within 30 days after receiving any such notification, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person (who shall not, except with the consent of the Indemnified Person, which consent shall not be unreasonably withheld, be counsel to the indemnifying party), and, after notice from the indemnifying party to such Indemnified Person of its election so to assume the defense thereof, the indemnifying party shall not be liable to such Indemnified Person under such paragraph for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Person, in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (i) the Indemnified Person shall have been advised by counsel that representation of the Indemnified Person by counsel provided by the indemnifying party would be inappropriate due to actual or potential conflicting interests between the indemnifying party and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the indemnifying party, (ii) the indemnifying party shall have authorized in writing the employment of counsel for the Indemnified Person cut the expense of the indemnifying party or (iii) the indemnifying party shall have failed to assume the defense or retain counsel reasonably satisfactory to the Indemnified Person; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action or proceeding. No indemnifying party shall, without the written consent of the Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Person is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

16.03. Contribution. If the indemnification provided for in Section 16.02 is unavailable to or insufficient to hold harmless an Indemnified Person under paragraph (a) or (b) of Section 16.02 in respect of any Damages (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Damages (or actions in respect thereof) in such proportion as is appropriate to reflect the (i) relative benefits received by the Issuers on the one hand and the Purchasers on the other hand from the issuance and sale of the Notes; or (ii) if the allocation provided in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the related benefits referred to in clause (i) above but also the relative fault of the indemnifying party on the one hand and the Indemnified Person on the other in connection with the statements or omissions which resulted in such Damages (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Issuers on the one hand and the Purchasers on the other hand in connection with the sale of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Issuers and the total fees received by the Purchasers, bear to the aggregate initial sale price of the Notes. The parties agree that it would not be just and equitable if contributions pursuant to this Section 16.03 were determined by pro rata allocation (even if the Indemnified Persons were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 16.03. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 16.03 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The obligations of the Issuers and the Purchasers under this Section 16.03 shall be in addition to any liability which the Issuers and the respective Purchasers may otherwise have.

16.04. Survival. The obligations of the Issuers under this Section 16 will survive the payment or transfer of any of the Notes, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

SECTION 17

MISCELLANEOUS

17.01. Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered,

(b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(i) if to a Purchaser or its nominee, to the Purchaser or its nominee at the address specified for such communications in Schedule A, with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, attention: Roger Meltzer, Esq., or at such other address as such Purchaser or its nominee shall have specified to the Company in writing;

(ii) if to any other Holder, to such Holder at the address of such Holder appearing in the Security Register or such other address as such other holder shall have specified to the Company in writing; or

(iii) if to an Issuer, to the Company at 115 South 2nd Avenue West, P.O. Box 1046, Newton, IA 50208, attention: Alan Wells with a copy to Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA 19103, attention: Gary L. Green, or at such other address as the Company shall have specified to the holder of each Note in writing.

17.02. Benefit of Agreement; Assignments. Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not; provided, however, that the Company may not assign and transfer any of its rights or obligations without the prior written consent of the other parties hereto and each such holder.

Nothing in this Agreement or in the Notes, express or implied, shall give to any Person other than the parties hereto, their successors and assigns and the holders from time to time of the Notes any benefit or any legal or equitable right, remedy or claim under this Agreement.

17.03. No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto or any Holder in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between any Issuer and any other party or Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies which the parties or Holders would otherwise have. No notice to or demand on any Issuer in any case shall entitle any Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Holders to any other or further action in any circumstances without notice or demand.

17.04. Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of the Company and the Required Holders (or, if prior to the Closing Time, the Purchasers); provided, however, that no such amendment or waiver may, without the prior written consent of the Holder of each Note then outstanding and affected thereby, (i) subject any Holder to any additional obligation, (ii) reduce the principal of (or premium, if any) or rate of interest on any Note, (iii) postpone the date fixed for any payment of principal of (or premium, if any) or interest on any Note, (iv) change the percentage of the aggregate principal amount of the Notes the Holders of which shall be required to consent or take any other action under this Section 17.04 or any other provision of this Agreement, (v) amend or waive the provisions of Section 12.02 or 12.03 or (vi) release any Guarantors. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

17.06. Reproduction. This Agreement, the other Transaction Documents and all documents relating, hereto and thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchaser at the Closing Time (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. Each Issuer agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 17.06 shall not prohibit any Issuer, any other party hereto or any Holder from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

17.07. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

17.08. Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT AND THE SECURITIES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b) If any action, proceeding or litigation shall be brought by any Purchaser or any Holder in order to enforce any right or remedy under this Agreement or any of the Notes, the Issuers hereby consent and will submit, and will cause each of their Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Issuers hereby irrevocably waive any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. The Issuers further agree that they shall not, and shall cause their Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement, the Notes, the Subsidiary Guarantees or any other Transaction Document in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

(c) The Issuers hereby irrevocably designate CT Corporation System at an address in New York City designated at the Closing Time as the designee, appointee and agent of the Issuers to receive, for and on behalf of the Issuers, service of process in such jurisdiction in any action, proceeding or litigation with respect to this Agreement, the Notes, the Subsidiary Guarantees or any of the other Transaction Documents. It is understood that a copy of such process served on such agent will be promptly forwarded by mail to the applicable Issuers at its address set forth opposite its signature below, but the failure of the applicable Issuers to have received such copy shall not affect in any way the service of such process. The applicable Issuers further irrevocably consent to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its said address, such service to become effective thirty (30) days after such mailing.

(d) Nothing herein shall affect the right of any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuers in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

(e) THE ISSUERS HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, ANY OF THE SECURITIES OR THE SUBSIDIARY GUARANTEES.

17.09. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality,

invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

17.10. Entirety. This Agreement together with the other Transaction Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Transaction Documents or the transactions contemplated herein or therein.

17.11. Confidentiality. No Purchaser may disclose to any Person any Information or any other confidential, proprietary or non-public information of the Company furnished to the Purchaser by the Company (such information being referred to collectively herein as the “Confidential Information”) nor use any Confidential Information for any purpose other than in connection with its investment in the Notes, except that each Purchaser may disclose Confidential Information (i) to its and its affiliates’ employees, officers, directors, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (vi) to the extent such Confidential Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 17.11 by a Purchaser, or (B) is or becomes available to a Purchaser on a nonconfidential basis from a source other than the Company, (vii) with the consent of the Company and (viii) to any prospective Holder and such prospective Holder’s employees, officers, directors, agents, accountants, attorneys and other advisors (provided, that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and will have agreed in writing with the Company to hold such Confidential Information confidential on substantially the same terms as provided herein).

17.12. Survival of Representations and Warranties. All representations and warranties and covenants and indemnities made by the Issuers herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Notes and the payment of principal of the Notes and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers or any other holder that is Affiliated with the Purchasers. All statements contained in any certificate delivered by or on behalf of any Issuers pursuant to this Agreement shall be deemed representations and warranties of the Issuers under this Agreement.

17.13. Incorporation. All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:
Name:
Title:

IOWA TELECOM COMMUNICATIONS, INC.

By:
Name:
Title:

IOWA TELECOM DATA SERVICES, L.C.

By:	Iowa Telecommunications Services, Inc., as Sole Member

By:
Name:
Title:

IOWA TELECOM TECHNOLOGIES, LLC

By:	Iowa Telecommunications Services, Inc., as Sole Member

By:
Name:
Title:

CIBC WORLD MARKETS CORP.

By:
Name:
Title:

SPECIAL SITUATIONS INVESTING GROUP, INC.

By:
Name:
Title:

AMARANTH PARTNERS L.L.C.

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:	Roger Wittlin
Title:

SUTTER ADVISORS LLC, ON BEHALF OF MANAGED ACCOUNTS

By:
Name:	Roger Wittlin
Title:	Portfolio Manager

EXHIBIT A

[FORM OF NOTE]

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF MARCH 26, 2004 (THE “PURCHASE AGREEMENT”), AMONG IOWA TELECOMMUNICATIONS SERVICES, INC. (THE “COMPANY”), THE GUARANTORS NAMED THEREIN AND THE PURCHASERS NAMED THEREIN. A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

SENIOR SUBORDINATED NOTES DUE 2007

No.	$

IOWA TELECOMMUNICATIONS SERVICES, INC., a corporation duly organized and existing under the laws of Iowa (herein called the “Company”, which term includes any successor Person under the Purchase Agreement), for value received, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                     ] Dollars on March 26, 2007 (the “Stated Maturity Date”), and to pay interest thereon from March 26, 2004 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 31, June 30, September 30 and December 31 in each year commencing June 30, 2004 (each, an “Interest Payment Date”) at the rate of set forth below, until the principal hereof is paid; provided, however, that (to the extent that the payment of such interest shall be legally enforceable) any principal of, or premium or installment of interest on, this Note which is overdue shall bear interest at the rate of 2.0% per annum in excess of the rate of interest then borne by the Notes from the date such amounts are due until they are paid, and such interest shall be payable on the next Interest Payment Date.

[Insert the following if this Note is to bear interest at a Fixed Rate pursuant to the terms of the Purchase Agreement:

“The Notes will bear interest at a rate of 11% per annum. Interest will be computed on the basis of a 360-day year of twelve 30-day months.”]

[Insert the following if this Note is to bear interest at a Floating Rate pursuant to the terms of the Purchase Agreement:

“The Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 925 basis points as determined by CIBC World Markets Corp. (the “Calculation Agent”).

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period. Notwithstanding the foregoing, LIBOR shall never be less than 1.5%.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include March 26, 2004 and end on and include June 29, 2004.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than U.S.$l,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company and the Holders of the Notes.”]

All interest payable, on any Interest Payment Date will, as provided in the Purchase Agreement, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the “Regular Record Date” for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date. Notwithstanding the foregoing if this Note is issued after a Regular Record Date and prior to an Interest Payment Date, the record date for such Interest Payment Date shall be the original issue date.

Principal on this Note shall be payable only against surrender therefor, while payments of interest on this Note shall be made, in accordance with the Purchase Agreement and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the Security Register or, by wire transfer to such account as any Holder shall designate by written instructions received by the Company no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Holder otherwise notifies the Company or such Holder no longer is the registered owner of this Note.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

IOWA TELECOMMUNICATIONS SERVICES, INC.

[Seal]	By:
Name:
Title:

Attest:

By:
Name:
Title:

[Form of Reverse of Note]

This Note is one of a duly authorized issue of Notes of the Company designated as its Senior Subordinated Notes due 2007 (herein called the “Notes”), limited in aggregate principal amount to $66,000,000, issued and to be issued pursuant to the Purchase Agreement, dated as of March 26, 2004 (herein called the “Purchase Agreement”), among the Company, the Guarantors named therein and the Purchasers named therein, to which Purchase Agreement and all amendments thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company and the Holders and of the terms upon which the Notes are, and are to be, issued and delivered.

The Notes are subject to redemption as set forth in the Purchase Agreement.

The Notes do not have the benefit of any sinking fund obligations.

In the event of redemption of this Note in part only, a new Note or Notes for the unredeemed or unpurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Note is, to the extent provided in the Purchase Agreement, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Purchase Agreement with respect thereto. Each Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.

If an Event of Default shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Purchase Agreement. Upon payment of (i) the principal so declared due and payable and any overdue installment of interest, (ii) any overdue principal and premium payable upon redemption or repurchase of this Note, and (iii) as provided on the face hereof, interest on any overdue principal of, and any premium, interest on, this Note (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of, and interest on, this Note shall terminate.

The Purchase Agreement provides that the Notes are subject to mandatory redemption in certain circumstances.

The Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and certain rights of the Holders under the Purchase Agreement at any time by the Company with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. The Purchase Agreement also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Agreement and certain past defaults under the Agreement and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Purchase Agreement and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the principal offices of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Purchase Agreement and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Agreement shall have the meanings assigned to them in the Purchase Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B

FORM OF SUBSIDIARY GUARANTEE

THE OBLIGATIONS OF THE GUARANTORS TO THE HOLDERS OF NOTES PURSUANT TO THIS SUBSIDIARY GUARANTEE AND THE PURCHASE AGREEMENT, DATED AS OF MARCH 26, 2004, AMONG IOWA TELECOMMUNICATIONS SERVICES, INC., THE GUARANTORS NAMED THEREIN, AND THE PURCHASERS NAMED THEREIN (THE “PURCHASE AGREEMENT”) ARE EXPRESSLY SET FORTH IN SECTION 13 OF THE PURCHASE AGREEMENT, AND REFERENCE IS HEREBY MADE TO SUCH PURCHASE AGREEMENT FOR THE PRECISE TERMS OF THIS SUBSIDIARY GUARANTEE. THE TERMS OF SECTION 13 OF THE PURCHASE AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE.

Each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Noteholder executed and delivered by the Company, irrespective of the validity and enforceability of the Purchase Agreement, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and premium and interest, if any, on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of (and any premium) and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Noteholders hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Purchase Agreement, the absence of any action to enforce the same, any waiver or consent by any Noteholder with respect to any provisions thereof, the recovery of any Judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that, subject to Section 13 of the Purchase Agreement, this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Purchase Agreement.

If any Noteholder is required by any court or otherwise to return to the Company or Guarantors, or any Custodian, trustee, liquidator or other similar official acting in relation to either the Company or Guarantors, any amount paid by such Noteholder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Noteholders in respect of any obligations guaranteed hereby. Each Guarantor further agrees that, as between

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the Guarantors, on the one hand, and the Noteholders, on the other hand, (a) the Maturity of the obligations guaranteed hereby may be accelerated as provided in Section 11 of the Purchase Agreement for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby and (b) in the event of any declaration of acceleration of such obligations as provided in Section 11 of the Purchase Agreement, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Noteholders under the Subsidiary Guarantees.

The obligations of each Guarantor under this Subsidiary Guarantee are junior and subordinated to the Senior Indebtedness of such Guarantor to the extent and in the manner provided in the Purchase Agreement.

Each Guarantor, and by its acceptance of Notes, each Noteholder, hereby confirms that it is the intention of all such parties that this Subsidiary Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Noteholders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Subsidiary Guarantee and Section 13 of the Purchase Agreement shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Section 13 of the Purchase Agreement, result in the obligations of such Guarantor under this Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

This is a continuing Subsidiary Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its respective successors and assigns to the extent set forth in the Purchase Agreement until full and final payment of all of the Company’s obligations under the Notes and the Purchase Agreement and shall inure to the benefit of the Noteholders and their successors and assigns and, in the event of any transfer or assignment of rights by any Noteholder, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof and of Section 13 of the Purchase Agreement.

THIS SUBSIDIARY GUARANTEE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

Capitalized terms used herein have the same meanings given in the Purchase Agreement unless otherwise indicated.

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Dated:

[GUARANTOR]

By:
Name:
Title:

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EXHIBIT C

FORM OF SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT (this “Supplemental Agreement”), dated as of [                     ], by and between [                     ] (the “New Guarantor”) and Iowa Telecommunications Services, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors named therein and the Purchasers named therein have each heretofore executed and delivered to each other a Purchase Agreement (the “Purchase Agreement”), dated as of March 26, 2004, providing for the issuance and sale by the Company to the Purchasers of $66,000,000 Senior Subordinated Notes due 2007 (the “Notes”); and

WHEREAS, Section 13.02 of the Purchase Agreement provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Holders a supplemental agreement pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor covenants and agrees for the equal and ratable benefit of the Noteholders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

2. AGREEMENT TO GUARANTEE. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Sections 13 and 14 of the Purchase Agreement and to be bound by all other applicable provisions of the Purchase Agreement.

3. INTENDED THIRD PARTY BENEFICIARIES. The Noteholders from time to time of the Notes are intended third party beneficiaries of this Supplemental Agreement and the terms and provisions of this Supplemental Agreement may not be amended, modified exceptions provided for in the Purchase Agreement.

4. EFFECTIVENESS. This Supplemental Agreement shall be effective upon execution by the parties hereto.

6. GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

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7. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[NEW GUARANTOR]

By:
Name:
Title:

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EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

This Officer’s Certificate is delivered by the undersigned officer of [                     ], an [                     ] (the “Company”) pursuant to section 3.03(a) of that certain Purchase Agreement, dated as of March 26, 2004, among the Company, the Guarantors named therein and CIBC World Markets Corp. and the other Purchasers named therein (the “Note Purchase Agreement”; all undefined capitalized terms used herein shall have the meaning ascribed to such term in the Note Purchase Agreement).

I, [                     ], [                     ] of the Company, do hereby certify as follows:

(a) each of the representations and warranties of the Company in the Note Purchase Agreement and in each of the other Transaction Documents is true and correct;

(b) the Company and each of its respective Subsidiaries, to the extent parties thereto, has performed and complied in all material respects with all agreements and conditions contained in the Note Purchase Agreement and each of the other Transaction Documents required to be performed or complied with by any of them, and after giving effect to the issue and sale of the Notes and the other Transactions (and the application of the proceeds thereof as contemplated by the Note Purchase Agreement and the other Transaction Documents) no Default or Event of Default has occurred and no default or event of default has occurred under any of the other Transaction Documents;

(c) the Company has not changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other Person at any time following the Audit Date and no event has occurred which would constitute a Change of Control of the Company and the Company has not entered into any agreement or understanding which, if consummated, would constitute a Change of Control of the Company;

(d) the Company has entered into an amendment to the Credit Agreement with the lender thereunder permitting the issuance and sale of the Notes;

(e) no change has occurred since the Audit Date, and no additional information had been disclosed to the Purchasers, which has had or could reasonably be expected to have a material adverse effect on the business, results of operations, condition, (financial or otherwise), assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole;

(f) the Purchasers have received the completed draft audited financial statements of the Company for the year ended December 31, 2003. The Purchasers have received a pro forma consolidated balance sheet for the Company and its Subsidiaries as of December 31, 2003 after giving effect to the Transactions, including the issuance of the Notes and the use of the proceeds thereof, which has been certified by the chief financial officer of the Company;

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(g) each Purchaser’s purchase of the Notes and the application of the net proceeds therefrom to consummate the Preferred Stock Refinancing do not violate any Applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System);

(h) the Company has at least $37.0 million of cash available, together with the net proceeds of the offering of the Notes, to consummate the Preferred Stock Refinancing;

(i) (i) the consummation by the Company and its respective Subsidiaries of the Transactions does not contravene, violate or conflict with any Applicable Law, except for violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect, (ii) all consents, authorizations and filings, if any, required in connection with the execution, delivery and performance by the Company and its respective Subsidiaries of the Transaction Documents to which it is a party have been obtained or made and are in full force and effect, except for such consents, authorizations and filings the failure of which to obtain or make, individually or in the aggregate, do not and would not have a Material Adverse Effect, and (iii) there is no inquiry, injunction, restraining order, action, suit or proceeding pending or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person which (w) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or which seeks to enjoin or seek damages against the Company or any of its Subsidiaries or any Purchaser as a result of the Transactions, including the issuance of the Notes, or (x) relates to any of the Transactions and has or will have a material adverse effect on any Purchaser or (y) alleges liability on the part of any Purchaser in connection with the Note Purchase Agreement, any other Transaction Document or the Transactions or any of the other transactions contemplated thereby or (z) would bar the issuance of the Notes or the use of the proceeds thereof in accordance with the terms of the Note Purchase Agreement and the other Transaction Documents; and

(j) the Company is not a party to any material agreement relating to the Company’s ability to incur indebtedness other than the Credit Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Dated: March 26, 2004

By:
Name:
Title:

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EXHIBIT E

FORM OF SECRETARY’S CERTIFICATE

I, [                 ], Secretary of [                 ], an [                 ] (the “Company”), do hereby certify as follows:

(a) attached hereto as Annex A is a true, complete and correct copy of the Certificate of Incorporation/Formation of the Company, together with all amendments to date, certified by the Secretary of State of the State of [                 ]. No action has been taken or, to my knowledge, is contemplated in connection with any additional amendment or the dissolution, merger or consolidation of the Company. Such Certificate of Incorporation is in full force and effect on the date hereof;

(b) attached hereto as Annex B is a true, correct and complete copy of the Bylaws of the Company. Such Bylaws are in full force and effect as of the date hereof;

(c) attached hereto as Annex C is a true, correct and complete copy of the resolutions duly adopted by the board of directors of the Company on [                         ]. Such resolutions have not been amended or modified, are in full force and effect in the form adopted and are the only resolutions adopted by the board of directors or by any committee of the board of directors relating to the Company’s authorization, execution and delivery of the Notes, the Purchase Agreement between the Company, the Guarantors named therein and CIBC World Markets Corp. and the other Purchasers named therein dated as of March 26, 2004 (the “Note Purchase Agreement”; all undefined capitalized terms used herein shall have the meaning ascribed to such term in the Note Purchase Agreement) and the other Transaction Documents to which the Company is a party;

(d) attached hereto as Annex D is a Certificate of Good Standing from the Secretary of State from the Company’s jurisdiction of incorporation;

(e) the following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company the Note Purchase Agreement, each Transaction Document, and any other certificate or document to be delivered by the Company pursuant to the Note Purchase Agreement:

Name	Office	Signature

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IN WITNESS WHEREOF, I have signed this certificate.

Dated: March 26, 2004

By:
Name:	[ ]
Title:	[ ]

I, [                 ], [                 ] of the Company, do hereby certify that [                     ] is on the date hereof and has been at all times since [                         ] the duly elected or appointed, qualified and acting Secretary of the Company, and the signature set forth above is the genuine signature of such officer.

By:
Name:	[ ]
Title:	[ ]

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ CRAIG A. KNOCK
Name:	Craig A. Knock
Title:	Vice President and Chief Financial Officer

IOWA TELECOM COMMUNICATIONS, INC.

By:	/s/ CRAIG A. KNOCK
Name:	Craig A. Knock
Title:	Vice President and Chief Financial Officer

IOWA TELECOM DATA SERVICES, L.C.

By:	Iowa Telecommunications Services, Inc., as Sole Member

By:	/s/ CRAIG A. KNOCK
Name:	Craig A. Knock
Title:	Vice President and Chief Financial Officer

IOWA TELECOM TECHNOLOGIES, LLC

By:	Iowa Telecommunications Services, Inc., as Sole Member

By:	/s/ CRAIG A. KNOCK
Name:	Craig A. Knock
Title:	Vice President and Chief Financial Officer

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CIBC WORLD MARKETS CORP.

By:	/s/ MICHAEL COCHRANE
	Name:	Michael Cochrane
	Title:	Managing Director

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SPECIAL SITUATIONS INVESTING GROUP, INC.

By:	/s/ MICHAEL MANSOUR
Name:	Michael Mansour
Title:	Authorized Signatory

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Purchase Agreement

Iowa Telecommunications Services, Inc.

$66,000,000 Senior Subordinated Notes Due 2007

AMARANTH LLC, by Amaranth Advisors L.L.C., its Trading Advisor

By:	/s/ NICHOLAS M. MAOUNIS		SVC
	Name:	Nicholas M. Maounis
	Title:	Managing Member
Amaranth Advisors LLC

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WELLS FARGO BANK, N.A.

By:	/s/ ROGER WITTLIN
Name:	Roger Wittlin
Title:	Senior Vice President

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SUTTER ADVISORS LLC, ON BEHALF OF MANAGED ACCOUNTS

By:	/s/ ROGER WITTLIN
Name:	Roger Wittlin
Title:	Portfolio Manager

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